Exhibit 2.7

PURCHASE AGREEMENT	CONTRATO DE COMPRAVENTA

This Purchase Agreement is entered into as of January 20, 2012, among:

/A/ OPKO Chile S.A., a sociedad anónima organized and existing under the laws of Chile, (“OPKO Chile”), represented upon the execution hereof by Mr. Hans Berner Soto, national identity card number 8.302.861-0 and Mr. Horacio Marambio Raffo, national identity card number 6.613.853-4; and OPKO Health, Inc. a company organized and existing under the laws of the State of Delaware, United States of America (“OPKO Health”, and together with Opko Chile, the “Buyers”), represented upon the execution hereof by Mr. Matías de Marchena 9.979.914-5; and,

El presente Contrato de Compraventa se celebra el 20 de enero de 2012, entre:

/A/ OPKO Chile S.A., una sociedad anónima debidamente constituida y existente bajo las leyes de Chile (“OPKO Chile”), representada en este acto por don Hans Berner Soto cédula nacional de identidad número 8.302.861-0 y don Horacio Marambio Raffo, cédula nacional de identidad número 6.613.853-4; y OPKO Health, Inc. Una sociedad debidamente constituida y existente bajo las leyes del Estado de Delaware, Estados Unidos de América (“OPKO Health” y, junto con OPKO Chile, los “Compradores”), representada en este acto por Don Matías de Marchena cédula nacional de identidad número 9.979.914-5; y,

/B/ Mr. Samuel Alexandre Arama, French, married, B.A. in administration and finance, holder of identity card for foreigners No. 21.150.340-8 (“Mr. Arama”), who appears in his own name and on behalf, as it shall be hereinafter evidenced, of INVERSIONES SVJV LIMITADA”, an investment company, Rol Único Tributario (Taxpayer’s identification) Number 76.119.469-; (“SVJV”); Mr. Bruno Sergiani, unmarried, B.A. in administration and finance, holder of identity card for foreigners No. 21.875.405-8 (“Mr. Sergiani”) who appears in his own name and on behalf, as it shall be hereinafter evidenced, of INVERSIONES BS LIMITADA”, an investment company, Rol Único Tributario (Taxpayer’s identification) Number 76.141.465-8 (“BS”); and Mr. Pierre-Yves Le Goff, French, businessman, married, holder of identity card for foreigners No. 22.314.339-3 (“Mr. Le Goff”), who appears in his own name and on behalf, as it shall be hereinafter evidenced, of INVERSIONES PYTT LIMITADA, Rol Único Tributario (Taxpayer’s identification) Number 76.176.002-5 (“PYTT” and together with Mr. Arama.Mr. Sergiani, Mr. Le Goff, SVJV and BS, the “Sellers” and together with the Buyers, the “Parties”) for the sale and transfer from the Sellers to the Buyers 100% of the company ALS Distribuidora Limitada, a sociedad de responsabilidad limitada organized and existing under the laws of Chile (the “Company”).

/B/ el Sr. Samuel Alexandre Arama, francés, casado, licenciado en administración y finanzas, cédula de identidad para extranjeros número 21.150.340-8 (“Sr. Arama”), quien comparece por sí y en representación según se acreditará de la sociedad “INVERSIONES SVJV LIMITADA”, sociedad del giro de su denominación, Rol Único Tributario número 76.119.469-0 (“SVJV”); el Sr. Bruno Sergiani, francés, soltero, licenciado en administración y marketing, cédula de identidad para extranjeros número 21.875.405-8 (“Sr. Sergiani”), quien comparece por sí y en representación según se acreditará de la sociedad “INVERSIONES BS LIMITADA”, sociedad del giro de su denominación, Rol Único Tributario número 76.141.465-8 (“BS”); y el Sr. Pierre-Yves Le Goff, francés, empresario, casado, cédula de identidad para extranjeros número 22.314.339-3 (“Sr. Le Goff”), quien comparece por sí y en representación, según se acreditará de la sociedad “INVERSIONES PYTT LIMITADA”, sociedad del giro de su denominación, Rol Único Tributario número 76.176.002-5 (“PYTT” y conjuntamente con el Sr. Arama, el Sr. Sergiani, el Sr. Le Goff, SVJV y BS, los “Vendedores” y, junto con los Compradores, las “Partes”) para la venta y traspaso, por parte de los Vendedores a los Compradores 100% de la sociedad ALS Distribuidora Limitada, sociedad de responsabilidad limitada debidamente constituida y existente bajo las leyes de Chile (la “Empresa”).

Preliminary Statements	Declaraciones preliminares

A. The Company is a sociedad de responsabilidad limitada (limited liability company) organized and existing under the laws in force in the Republic of Chile, as evidenced in the public deed executed on 26 August 2009 in the Notarial Office of Santiago in charge of the Notary Public, Iván Torrealba Acevedo, and is mainly engaged in the business of importation, commercialization and distribution of natural pharmaceutical products for private market.	A. La Empresa es una sociedad comercial de responsabilidad limitada constituida y existente bajo las leyes de la República de Chile, según consta en escritura pública de fecha 26 de agosto de 2009, otorgada en la Notaría de Santiago de don Iván Torrealba Acevedo, y cuyo objeto principal es el negocio de la importación, comercialización y distribución de productos farmacéuticos naturales para el mercado privado.

B. Messrs. Arama, Sergiani and Le Goff owned 100% of the equity interests in the Company (the “Quotas”), which prior to the date hereof have been pro rata transferred to the Investment Companies referred to above, and then entirely sold to the Buyers at Closing, and the Buyers desire to acquire, on the terms and subject to the conditions set forth in this Agreement, all of the Quotas from each of the Sellers (the Investment Companies), following which the Buyers shall own 100% of the Quotas in the Company.	B. Los señores Arama, Sergiani y Le Goff eran dueños de todos los derechos en el capital de la Empresa (las “Cuotas”), las que con anterioridad a esta fecha han transferido a sus Sociedades de Inversión comparecientes en idéntica proporción, para posteriormente vender la totalidad de los derechos a los Compradores al Cierre de la operación, y los Compradores desean adquirir , según los términos y sujeto a las condiciones establecidas en el presente Contrato, todas las Cuotas de todos los Vendedores (las Sociedades de Inversión, tras lo cual los Compradores serán propietarios del 100% de las Cuotas de la Empresa.

C. The equity capital of the Company is Ch$1,506,000,000, divided as follows: SVJV holds 33.33%, BS holds 33.33% and PYTT holds 33.34% of all the Quotas in the Company representing such equity capital, which is fully paid-up. Together with the assignment of all the Quotas to the Investment Companies in compliance with the provisions set for in paragraph B above and prior to the execution of this Agreement, the equity capital of the Company was increased by the Investment Companies’ contribution of the Intellectual Property described in Schedule 4.14(a) hereto, up to the amount described above.	C. El capital de la Empresa es CLP$1.506.000.000, de los cuales, SVJV posee un 33,33%, BS posee un 33,33% y PYTT posee un 33,34% de las Cuotas de la Empresa que representan dicho capital de participación, el que se encuentra íntegramente pagado. Conjuntamente con la cesión de todas las Cuotas a las Sociedades de Inversión de conformidad con lo descrito en la letra B. precedente y con anterioridad a la fecha del presente Contrato, se aumentó el capital de la Empresa mediante el aporte por las Sociedades de Inversión de toda la Propiedad Intelectual descrita en el Schedule 4.14(a) del presente Contrato, quedando en consecuencia el capital ascendente a la suma ya señalada.

Agreement	Contrato

In consideration of the preliminary statements and the respective representations and warranties, covenants and agreements contained in this Agreement, the parties agree as set forth below:	En virtud de las declaraciones preliminares y de las declaraciones y garantías, convenios y acuerdos respectivos contenidos en el presente Contrato, las partes acuerdan lo siguiente:
ARTICLE 1	ARTÍCULO 1

Definitions	Definiciones

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:	Además de los términos definidos en este Contrato, los términos a continuación tendrán los siguientes significados al utilizarse en este Contrato:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.”	“Acción” se refiere a todo reclamo, acción, juicio, arbitraje, indagación, procedimiento o investigación realizada por o ante cualquier Autoridad Gubernamental.

“Agreement” means this Agreement together with all exhibits and schedules referred to herein.	“Contrato” se refiere al presente Contrato junto con todos los anexos y apéndices referidos en el mismo.

“Arama Laboratories” means Arama Laboratorios y Compañía Limitada.	“Arama Laboratorios” se refiere a Arama Laboratorios y Compañía Limitada.

“Closing” has the meaning assigned to such term in Section 7.1.	“Cierre de la Operación” adquiere el significado asignado al mismo en el Artículo 7.1.

“Company Intellectual Property” means Intellectual Property owned by the Company.	“Propiedad Intelectual de la Empresa” corresponde a la Propiedad Intelectual que posee la Empresa.

“Company IP Agreements” means (a) licenses of Intellectual Property by the Company to any third party, (b) licenses of Intellectual Property by any third party to the Company , (c) agreements between the Company and any third party relating to the development or use of Intellectual Property, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property	“Acuerdos de PI de la Empresa” se refiere a (a) las licencias de Propiedad Intelectual otorgadas por la Empresa a terceros, (b) las licencias de Propiedad Intelectual otorgadas por terceros a la Empresa, (c) los acuerdos entre la Empresa y cualquier tercero en relación con el desarrollo o uso de la Propiedad Intelectual, y (d) los consentimientos, acuerdos, decretos, órdenes, prohibiciones/medidas cautelares, sentencias judiciales, o fallos que regulan el uso, la validez o exigibilidad de la Propiedad Intelectual de la Empresa.

“Competing Transaction” means any of the following: (a) any merger, consolidation, capital exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, (b) any sale, exchange, transfer or other disposition or issuance of any of the Quotas or any other registered capital or other ownership interests in the Company (including any financing of the Company), or (c) any other transaction the consummation of which would reasonably be expected to impede, prevent or materially delay the transactions contemplated by this Agreement.	“Operación de la Competencia” hace referencia a: (a) toda fusión, absorción, consolidación, canje de capital, traspaso de acciones, fusión de empresas, recapitalización, liquidación, disolución u otra operación similar que involucre a la Empresa, (b) toda venta, permuta, canje, transferencia, cesión u otra forma de disposición o emisión de cualquiera de las Cuotas, otro capital registrado u otras participaciones en la Empresa (incluida cualquier financiación de la Empresa), o (c) cualquier otra operación, cuya consumación, se espera que razonablemente impida, evite o retrase sustancialmente las operaciones contempladas en este Contrato.

“Contracts” means all contracts, agreements, covenants, commitments and other instruments of any kind, whether oral or written, to which the Company is a party or to which any Assets (as defined below) of the Company are bound.	“Contratos” se refiere a todo contrato, acuerdo, convenio u otro instrumento de cualquier tipo, sea verbal o escrito, del que la Empresa sea una de las partes o al que cualquier Activo (definido más adelante) de la empresa esté obligado.

“Environmental Laws” means any Law and any enforceable judicial or administrative interpretation thereof relating to pollution or protection of the environment or natural resources.	“Leyes Ambientales” se refiere a toda Ley e interpretación judicial o administrativa de la misma referente a la contaminación o protección del medioambiente o los recursos naturales

“Governmental Authority” means any Chilean governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.	“Autoridad Gubernamental” se refiere a toda autoridad, organismo o comisión reguladora o administrativa del Gobierno de Chile o bien toda corte, tribunal o cuerpo judicial o arbitral.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered into by or with any Governmental Authority.	“Orden Gubernamental” se refiere a toda orden, mandamiento, sentencia, prohibición/medida cautelar, decreto, estipulación, determinación o laudo pronunciado por una Autoridad Gubernamental.

“Guaranty” means, as to any Person, any contract, agreement or understanding of such Person pursuant to which such Person guarantees the indebtedness, Liabilities or obligations of others, directly or indirectly, in any manner.	“Garantía” se refiere, respecto de una Persona, todo contrato, acuerdo o entendimiento de esa Persona en virtud del cual esa Persona garantiza el pago de toda deuda, cumplimiento de todas las Pasivos u obligaciones de terceros, directa o indirectamente, de cualquier forma.

“Hazardous Materials” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated byphenyls, (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law and (c) any other chemical, material or substance which is regulated by any Environmental Law.	“Materiales Peligrosos” se refiere a (a) todo tipo de petróleo, productos o subproductos derivados del petróleo, materiales radioactivos, materiales que contengan asbestos o bifenilos policromados, (b) todo químico, material o sustancia definida o regulada como tóxica o peligrosa, o bien como agente contaminante o residuo en virtud de Ley Ambiental aplicable, y (c) cualquier otro producto químico, material o sustancia regulada por la Ley Ambiental.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, statutory invention registrations together with all reissuances, divisions, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof and all rights therein provided by Law or international treaties and conventions; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including databases, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings specifications, customer and supplier lists pricing and cost information, and business and marketing plans and proposals); (e) all computer programs and software (including data and source and object codes and related documentation); (f) all other property rights in connection with the foregoing; and (g) all copies and tangible embodiments thereof; (h) all pharmaceutical health records.	“Propiedad Intelectual” se refiere a (a) todo invento (sea patentable o no, llevado a la práctica o no), todas sus mejoras y todas las patentes, aplicaciones y divulgaciones de patentes, registro legal de inventos junto con todas sus reemisiones, divisiones, continuaciones, continuaciones en parte, revisiones, extensiones y reexámenes, y todos los derechos respectivos otorgados por Ley o por tratados y convenciones internacionales; (b) todas las marcas comerciales, marcas de servicio, imagen comercial, , logos, nombres comerciales y corporativos, junto con todas sus traducciones, adaptaciones, derivados y combinaciones, e que incluye todo valor llave asociados a ellos, y todas las aplicaciones, registros y renovaciones relacionadas con ellos; (c) todo trabajo protegido por derecho de autor, todos los derechos de autor y todas las aplicaciones, registros y renovaciones relacionadas con ellos; (d) todos los secretos comerciales y la información comercial confidencial (incluidas las bases de datos, ideas, investigaciones y desarrollos, conocimientos, fórmulas, composiciones, procesos y técnicas de producción y manufactura, datos técnicos, diseños, planos, especificaciones, listas de clientes y proveedores, información de costos y fijación de precios, planes y propuestas comerciales y de marketing); (e) todos los programas de computadoras y recursos de informática (que incluyen los códigos de datos, fuentes y objetos y su documentación asociada); (f) todos los demás derechos de propiedad relacionados con los anteriores; (g) todas sus copias y realizaciones tangibles; (h) los registros sanitarios farmacéuticos.

“Investment Companies” jointly refers to INVERSIONES SVJV LIMITADA”, “INVERSIONES BS LIMITADA” and “INVERSIONES PYTT LIMITADA”.	“Sociedades de Inversión” significa conjuntamente “INVERSIONES SVJV LIMITADA”, “INVERSIONES BS LIMITADA” e “INVERSIONES PYTT LIMITADA”.

“Law” means any law, statute, ordinance, rule, regulation, order, writ, judgment or decree.	“Ley” se refiere toda cualquier ley, reglamento, ordenanza, norma, regulación, orden, mandamiento, sentencia o decreto.

“Liabilities” means any liability, debt or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, and whether accrued or unaccrued) any and all Actions, damages, deficiencies, fines, penalties, interest, assessments, judgments, losses, Taxes, costs, expenses, including, without limitation, fees and disbursements of counsel and experts	“Pasivos” se refiere a toda pasivo, deuda u obligación (sea conocida o desconocida, declarada o no declarada, absoluta o contingente, devengada o no devengada), todas y cada una de las Acciones, daños y perjuicios, deficiencias, multas, penas, intereses, valuaciones, fallos, pérdidas, Impuestos, costos o gastos, que incluyen, entre otros, a los honorarios y desembolsos de abogados y peritos.

“Licensed Intellectual Property” means Intellectual Property licensed to the Company pursuant to the Company IP Agreements.	“Propiedad Intelectual Autorizada” se refiere a toda Propiedad Intelectual autorizada para usode la Empresa en cumplimiento de los Acuerdos de PI de la misma.

“Liens” means any liens, claims, charges, rights, pledges, security interests, mortgages, options, title defects, conditions or other encumbrances, restrictions or limitations of any nature whatsoever, including any restriction on the use, voting, transfer or other exercise of any attributes of ownership.	“Gravámenes” se refiere a todos los gravámenes, reclamos,, cargas, derechos, prendas, derechos de garantía real, hipotecas, opciones, vicios en el título de dominio, condiciones u otros gravámenes, restricciones o limitaciones de cualquier naturaleza, que incluyen toda restricción al uso, emisión de votos, transferencia u otro ejercicio de cualquier atributo del dominio.

“Toll Manufacturing Agreement” means the toll manufacturing agreement between the Company and “LABORATORIO NEXTFARMA LIMITADA” in the form attached hereto as Exhibit A.	“Contrato de Manufactura” o “Maquila” se refiere al contrato de maquila entre la Empresa y la sociedad “LABORATORIO NEXTFARMA LIMITADA” conforme al modelo adjunto a este contrato como Anexo A.

“Material Adverse Effect” means any change in or effect on the business of the Company that individually, or together with all other such changes and effects, (a) is or could reasonably be expected to be materially adverse to the business, assets, liabilities (contingent or otherwise), condition, prospects or results of operations of the Company or (b) could reasonably be expected to materially adversely affect the ability of the Buyers to operate or conduct the business of the Company in the manner in which it is currently operated or conducted after the Closing Date.

“Efecto Material Adverso” se refiere a todo cambio o efecto en la actividad comercial o negocios de la Empresa que de forma individual o junto con otros cambios y efectos similares, (a) sea o podría ser, dentro de lo razonable, adverso para la actividad empresarial, los activos y pasivos (contingentes o de otra clase), condiciones, prospectos o resultados de operaciones de la Empresa o (b) que podrían, dentro de lo razonable, afectar la capacidad de los Compradores para operar o dirigir las actividades de la Empresa de la forma en que lo hace actualmente, después de la Fecha de Cierre.

“Non-Compete Agreement” means the non-compete agreement between the Company, each of the Sellers, Arama Laboratories and its controlling persons in the form attached hereto as Exhibit B.	“Acuerdo de No Competencia” se refiere al acuerdo de no competencia celebrado entre la Empresa, cada uno de los Vendedores, Arama Laboratorios y sus personas controladoras, conforme al modelo adjunto a este Contrato como Anexo B.

“Organizational Documents” means any and all documents pursuant to which an entity is organized and/or operates under the applicable laws of its jurisdiction.	“Documentos Constitutivos” se refiere a todos y cada uno de los documentos en virtud de los cuales se constituye y/u opera una empresa conforme a la ley pertinente de su jurisdicción.

“Person” means any natural person, corporation, limited liability corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.	“Persona” quiere decir toda persona física, persona jurídica, sociedad de responsabilidad limitada, asociación sin personería jurídica, sociedad colectiva, asociación, sociedad por acciones, joint venture (empresa conjunta), fideicomiso o gobierno, o cualquier organismo o subdivisión política de cualquier gobierno, o cualquier otra entidad.

“Peso” or “Ch$” means the lawful currency of the Republic of Chile.	“Peso” o “Ch$” se refiere a la moneda de curso legal en la República de Chile.

“Quota Transfer Deed” means the notarial deed, substantially in the form attached hereto as Exhibit C, to be executed by the Parties on the Closing.	“Escritura de Cesión de Cuota” se refiere a la escritura notarial, sustancialmente de acuerdo con el modelo adjunto al presente como Anexo C, que las Partes deberán celebrar y firmar al Cierre.

“Subsidiary” of a specified Person means a Person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person.	“Filial” de una Persona específica es una Persona que directa o indirectamente por medio de uno o más intermediarios controla o es controlada por, o bien ejercer el control común con la Persona especificada.

“Tax” means any national, provincial, or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, all gross receipts, sales, use, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, assets, minimum income, environmental, customs, duties, real property, personal property, capital stock, social security obligations or contributions, unemployment, disability, payroll,	“Impuesto” se refiere a todos los ingresos o rentas, nacionales, provinciales o locales, ingresos brutos, franquicias nacionales, provinciales o locales, estimados, mínimo alternativo, mínimo adicional, ventas, usos, transferencia, registros o inscripciones, todos los ingresos brutos, venta, uso, ad valorem, valor agregado, impuesto indirecto, recursos naturales, indemnización, sellado, ocupación, prima, beneficio imprevisto, activos, ingresos mínimos, ambientales, derechos de aduana, aranceles, bienes inmuebles, bienes muebles, capital

license, employee or other withholding, or other tax or governmental charge, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.	accionario, aportes o contribuciones previsionales, desempleo, incapacidad, nómina, licencia, empleado u otra retención, u otro impuesto o carga gubernamental, de cualquier tipo, que incluyen los intereses penalidades o aumentos a impuestos o montos adicionales con respecto a lo antedicho.

“Transaction Documents” means this Agreement, its Annexes and Schedules, the Toll Manufacturing Agreement, the Non-Compete Agreements, the Escrow Agreement, and the Quota Transfer Deed.	“Documentos de Operación” se refiere a este Contrato, sus Anexos y Schedules, el Contrato de Manufacura, el Acuerdo de No Competencia, el Contrato de Depósito en Garantía y la Escritura de Cesión de Cuota.

“US$” or “$” means the lawful currency of the United States of America.	“US$” o “$” se refiere a la moneda de curso legal en Estados Unidos de América.

“Sellers” jointly refers to Mr. Arama, Mr. Sergiani, Mr. Le Goff and the Investment Companies.	“Vendedores” se refiere conjuntamente al Sr. Arama, el Sr. Sergiani, el Sr. Le Goff, y a las Sociedades de Inversión.

ARTICLE 2	ARTICULO 2

PURCHASE OF CAPITAL; CONSIDERATION	COMPRA DE CAPITAL, CONTRAPRESTACIÓN

2.1. Capital to be Purchased. Subject to the terms and conditions set forth herein, at the Closing, each of the Sellers shall sell, assign, transfer, convey and deliver, or caused to be sold, assigned, transferred, conveyed and delivered, to the Buyers, and the Buyers shall purchase from each of the Sellers, all of such Seller’s right, title and interest in and to the Quotas, which, in the aggregate, represents all of the ownership rights quotas in the capital of the Company.	2.1. Capital por Comprar. Sujeto a los términos y condiciones establecidos en el presente, al Cierre, cada Vendedor deberá vender, ceder, transferir, transmitir y entregar, o disponer que se vendan, cedan, transfieran, transmitan y entreguen, a los Compradores, y los Compradores deberán comprar a cada uno de los Vendedores, todos los derechos, personales, el dominio y demás derechos reales inherentes a las Cuotas, las cuales, en conjunto, representan todos los derechos de participación en el capital de la Empresa.

2.2. Consideration.	2.2. Contraprestación.

(a) In consideration of the sale of the Quotas by the Sellers to the Buyers, the Buyers shall deliver an aggregate of US$4,000,000 in immediately available funds payable as follows:	(a) En virtud de la venta de las Cuotas por los Vendedores a los Compradores, los Compradores pagarán la suma total de US$4.000.000 en fondos de disponibilidad inmediata como se establece a continuación:

(i) Buyers shall deliver to each Seller at Closing US$800,000 less any debt of the Company with any banking, financial institution or by any of the Sellers, Arama Laboratories or any of its related parties, with	(i) Al Cierre, los Compradores pagarán a cada Vendedor la suma de US$800.000 descontados todas aquellas deudas pendientes de la Empresa con cualquier institución bancaria, financiera o de

the Company as of the date of the Closing. Such deductions shall be made pro rata from the proceeds to each of the Sellers. All those amounts shall be delivered in immediately available funds (the “Closing Consideration”).	cualquiera de los Vendedores, Arama Laboratorios o cualquiera de sus partes relacionadas con la Empresa a la fecha de Cierre. Dichos descuentos se realizarán a prorrata por cada Vendedor. Todos los pagos se realizarán en fondos de disponibilidad inmediata (la “Contraprestación de Cierre”).

(ii) on the date in which all Pharmaceutical Health Records and Trademark applications and Registrations described in Schedule 4.14 (a) of this Agreement are legally registered under the name of the Company (free from all liens, prohibition or restriction on the domain) in the corresponding registers of the National Industrial Property Institute, Institute of Public Health or appropriate Governmental Authorities (the “Required Registrations”), the Buyers shall pay to each Seller the sum of US$266,666.67, less any expenses or fees incurred by Buyer or the Company in connection with the Required Registrations (the “Escrow Consideration 1”).	(ii) en la fecha en que queden legalmente inscritas a nombre de la Empresa, (libres de todo gravamen, prohibición o limitación al dominio) en los Registros correspondientes del Instituto Nacional de Propiedad Industrial, Instituto de Salud Pública y cualquier otra Autoridad Gubernamental que fuera procedente (los “Registros Requeridos”), todos los registros y solicitudes de Marcas Comerciales y Registros Sanitarios Farmacéuticos, descritos en el Schedule 4.14(a) del presente Contrato, los Compradores pagarán a cada Vendedor la suma de US$266.666,67, menos cualquier gasto o costo incurrido por los Compradores o la Empresa en relación con los Registros Requeridos (la “Contraprestación de Garantía 1”).

(iii) Buyers shall deliver to Escrow Agent at Closing an aggregate of US$800,000 in immediately available funds (“Escrow Consideration 2”), 33.33% of which shall be allocated to each of the Sellers, and to be held in escrow (as part of the “Escrow Fund”) pursuant to the escrow agreement (the “Escrow Agreement”) with an escrow agent selected by the Parties (the “Escrow Agent”) substantially in the form of Exhibit D hereto.	(iii) Al Cierre, los Compradores deberá entregar al Depositario la suma total de US$800.000 en fondos de disponibilidad inmediata (la “Contraprestación de Garantía 2”), de la cual un 33,33% se asignará a cada uno de los Vendedores en depósito (como parte del “Fondo de Garantía”) en cumplimiento del contrato de depósito en garantía (el “Contrato de Depósito en Garantía”) celebrado con el depositario escogido por las Partes (el “Depositario”), sustancialmente de acuerdo con el modelo que figura en el Anexo D del presente.

ARTICLE 3	ARTÍCULO 3

REPRESENTATIONS AND WARRANTIES OF BUYERS	MANIFESTACIONES Y GARANTÍAS DE LOS COMPRADORES

In order to induce each of the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyers makes the representations and warranties set forth below to each of the Sellers as of the date hereof and as of the Closing Date.

Para conseguir que los Vendedores suscriban este Contrato y materialicen las operaciones contempladas en el presente, los Compradores realizan las declaraciones y garantías enunciadas a continuación a cada uno de los Vendedores las que serán válidas a partir de esta fecha y de la Fecha de Cierre.

3.1. Organization. Buyers are duly organized, validly existing and in good standing under the Laws of the state of its respective formation.	3.1. Constitución. Los Compradores son sociedades debidamente constituidas y existentes, de conformidad a las Leyes vigentes en el estado en el que se crearon.

3.2. Authorization; Enforceability. Buyers have all necessary corporate power and authority to execute and deliver the Transaction Documents, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents by Buyer and the consummation by the Buyers of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action. This Agreement has been, and upon execution the Escrow Agreement shall have been, duly and validly executed and delivered by the Buyers and constitutes, and upon execution the Escrow Agreement shall constitute, the legal, valid and binding obligation of the Buyers, enforceable in accordance with their respective terms.	3.2. Autorización; Aplicación. Los Compradores poseen todas las facultades y autoridad corporativas necesarias para celebrar y otorgar los Documentos de la Operación, cumplir sus obligaciones establecidas en el presente y en esos documentos, y para materializarlas operaciones contempladas más adelante. La celebración y entrega de los Documentos de la Operación por parte de los Compradores y la materialización de las operaciones contempladas en el presente y en esos documentos, han sido debida y válidamente autorizadas por todas las resoluciones corporativas exigidas. Este Contrato se ha celebrado, y en el momento de la celebración del Contrato de Depósito en Garantía habrá estado, debidamente otorgado por los Compradores y constituye, y el momento de la celebración del Contrato de Depósito en Garantía constituirá, la obligación legal, válida y vinculante de los Compradores, exigible de acuerdo con sus términos respectivos.

3.3. No Violation or Conflict. The execution and delivery of the Transaction Documents by the Buyers, the consummation by the Buyers of the transactions contemplated hereby and thereby, and compliance by the Buyers with the provisions hereof and thereof do not and will not (a) violate or conflict with any provision of the Buyers’s Organizational Documents; (b) violate or conflict with any Law applicable to the Buyers; and (c) with or without the passage of time or the giving of notice, result in the breach of, or constitute a default under, or give to others any right of acceleration of performance, termination, amendment or cancellation of, or result in the creation of any Lien upon any property or assets of, the Buyers pursuant to any instrument, contract, obligation or agreement to which the Buyers are a party or by which the Buyers or	3.3. Ausencia de Violación o Conflicto. La celebración y otorgamiento de los Documentos de la Operación por parte de los Compradores, la materialización de las operaciones contempladas de la forma mencionada más adelante y el cumplimiento por parte de los Compradores de las cláusulas del presente y de dichos documentos (a) No violan, violarán ni entrarán en conflicto con ninguna cláusula de los Documentos Constitutivos de los Compradores; (b) No violarán ni entrarán en conflicto con ninguna Ley aplicable a los Compradores; y (c) con o sin el transcurso del tiempo o el envío de notificación, no resultarán en incumplimiento, ni constituirán falta ni otorgarán a terceros ningún derecho de exigir el cumplimiento anticipado, rescisión, modificación o cancelación de, ni resultarán en la creación de, ningún Gravamen sobre

its properties may be bound or effected, in each case which would materially adversely affect the ability of the Buyers to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.	ninguna propiedad ni bienes de los Compradores conforme a cualquier instrumento, contrato, obligación ni acuerdo del que los Compradores sea una de las partes o por el cual los Compradores o sus bienes estén obligados o se vean afectados; en cada caso que afectarían de manera sustancialmente adversa la capacidad de los Compradores de cumplir sus obligaciones según, o materializar las operaciones contempladas en, este Contrato.

ARTICLE 4	ARTÍCULO 4

REPRESENTATIONS AND WARRANTIES OF EACH OF THE SELLERS RELATING TO THE COMPANY AND TO THE SELLERS	DECLARACIONES Y GARANTÍAS DE CADA VENDEDOR RELACIONADAS CON LA EMPRESA Y CON LOS VENDEDORES

In order to induce the Buyers to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Sellers, on a joint and several basis, make the representations and warranties set forth below as of the date hereof and as of the Closing Date.	Para conseguir que los Compradores suscriban este Contrato y materialicen las operaciones contempladas en el presente, cada uno de los Vendedores, en forma solidaria, realiza las declaraciones y garantías enunciadas a continuación las que serán válidas a partir de esta fecha y de la Fecha de Cierre.

4.1. Organization. The Company has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary. The Company has all requisite right, power and authority to (a) own or lease and operate its properties and (b) conduct its business as presently conducted. The Company is not in violation of any provision of its Organizational Documents.	4.1. Constitución. La Empresa es una sociedad debidamente constituida, existente y solvente, conforme a las Leyes vigentes en el estado en el que obtuvo su personería jurídica o se creó, según el caso. La Empresa está debidamente habilitada o facultada para desarrollar sus actividades comerciales, y existe válidamente en cada jurisdicción en la que se encuentran ubicados los bienes que posee, arrienda u opera o la naturaleza de sus actividades comerciales hace que tal habilitación o autorización sea necesaria. La Empresa goza de todos los derechos, facultades y autoridad requeridos para (a) ser propietario o arrendar sus bienes; y (b) llevar a cabo sus actividades comerciales como lo realiza hasta el presente. La Empresa cumple con todas las disposiciones de sus Documentos Constitutivos.

4.2. Authorization; Enforceability. Each of the Sellers has all necessary power and authority to execute and deliver the Transaction Documents, to carry out its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and	4.2. Autorización, Aplicación. Cada Vendedor posee todas las facultades y autoridad necesarias para celebrar y otorgar y cumplir con los Documentos de la Operación, cumplir con sus obligaciones y materializar las operaciones contempladas en el presente Contrato y

delivery of the Transaction Documents by each of the Sellers and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all requisite action. This Agreement has been, and upon execution the Escrow Agreement shall have been, duly and validly executed and delivered by each of the Sellers and constitutes the legal, valid and binding obligations of each of the Sellers, enforceable in accordance with their respective terms.	en esos documentos. La celebración y otorgamiento de los Documentos de Operación por cada uno de los Vendedores y la materialización de las operaciones contempladas en el presente y en esos documentos han sido debida y válidamente autorizadas por todas las resoluciones corporativas exigidas. Este Contrato se ha celebrado, y en el momento de la celebración del Contrato de Depósito en Garantía habrá estado, debidamente otorgado por cada uno de los Vendedores, y constituye, y en el momento de la celebración del Contrato de Depósito en Garantía constituirá, la obligación legal, válida y vinculante de cada uno de los Vendedores, exigible de acuerdo con sus términos respectivos.

4.3. No Violation or Conflict. The execution and delivery of the Transaction Documents by each of the Sellers, the consummation of the transactions contemplated thereby, and compliance with the provisions thereof, do not and will not: (a) violate or conflict with any provision of the Company’s Organizational Documents; (b) violate or conflict with any Law applicable to each of the Sellers; and (c) with or without the passage of time or the giving of notice, result in the breach of, or constitute a default under, or give to others any right of acceleration of performance, termination, amendment or cancellation of, or result in the creation of any Lien upon any property or assets of each of the Sellers, including the Quotas, or of the Company pursuant to any instrument, contract, obligation or agreement to which each of the Sellers or the Company is a party or by which each of the Sellers or the Company, or their respective properties may be bound or affected.	4.3. Ausencia de Violación o Conflicto. La celebración y otorgamiento de los Documentos de la Operación por cada uno de los Vendedores, la materialización de las operaciones contempladas en el presente Contrato y en esos documentos y el cumplimiento de las cláusulas del presente y de esos documentos (a) No violan, violarán ni entrarán en conflicto con ninguna cláusula de los Documentos Constitutivos de la Empresa; (b) No violarán ni entrarán en conflicto con ninguna Ley aplicable a cada uno de los Vendedores; y (c) con o sin el transcurso del tiempo o el envío de notificación, no resultarán en incumplimiento, ni constituirán una falta, ni otorgarán a terceros ningún derecho de exigir el cumplimiento anticipado, rescisión, modificación o cancelación de, ni resultarán en la creación de ningún Gravamen sobre ninguna propiedad ni bienes de cada uno de los Vendedores, incluyendo las Cuotas, o de la Empresa conforme a cualquier nstrumento, contrato, obligación o acuerdo del que cada uno de los Vendedores o la Empresa sean una de las partes o por el cual los Vendedores y la Empresa estén obligados o afectados

4.4. Subsidiaries. The Company has no Subsidiaries or equity interest in any other person.	4.4. Filiales. La Empresa no posee Filiales ni participaciones, cuotas o acciones en ninguna otra sociedad.

4.5. Capitalization. The Company’s authorized capital, the names of the holders thereof and the amount of capital held by each such holder, is set forth on Schedule 4.5. The Quotas are owned by each of the	4.5. Capitalización. El capital autorizado de la Empresa, los nombres de los titulares y el monto de capital que posee por cada uno de estos, están establecidos en el Schedule 4.5. Las Cuotas son de

Sellers free and clear of all Liens, rights of first refusal, partners’ agreements, preemptive rights, charges and other encumbrances and agreements of any nature whatsoever. None of the Quotas were issued in violation of any Law, preemptive rights or rights of first refusal or other agreement or rights. At the Closing, each of the Sellers will transfer and convey, and the Buyers will acquire good and valid title to the Quotas, free and clear of all Liens.	propiedad de cada uno de los Vendedores libres de todo Gravamen, derechos de opción de compra, acuerdos de socios, derechos de preferencia, cargas u otros gravámenes y acuerdos de cualquier naturaleza. Ninguna de las Cuotas se ha emitido en violación de ninguna Ley, derecho de preferencia o de opción de compra u otros acuerdos o derechos. Al Cierre, cada uno de los Vendedores transferirá y los Compradores adquirirán el domino absoluto y perfecto sobre las Cuotas, libre y exento de todo Gravamen.

4.6. Rights, Warrants, Options. Other than the Quotas, there are no shares of capital stock, other equity interests, stock options, warrants, notes, convertible securities, rights of first refusal, preemptive rights, subscription rights, stock appreciation, phantom stock or other rights, arrangements or commitments of any character outstanding to which the Company or any of the Sellers is a party or by which the Company or any of the Sellers is bound or relating to the issued or unissued capital, registered capital or equity interests of the Company or obligating the Company to issue or sell any equity interests in the Company.	4.6. Derechos, Warrants, Opciones. Más allá de las Cuotas, no existen acciones de capital social, otros intereses de participación en el capital, opciones de compra de acciones, warrants, obligaciones de deuda, títulos-valores convertibles, derechos de opción de compra, derechos de preferencia, derechos de suscripción, de revalorización de acciones, acciones fantasma u otros derechos, arreglos o compromisos de ningún carácter de los que la Empresa o cualquiera de los Vendedores sea Parte o en virtud de los cuales uno de los Vendedores esté obligado o relacionado con el capital emitido o no emitido, capital registrado o las participaciones patrimoniales en el capital de la Empresa o que obliguen a la Empresa a emitir o vender una participación o cuota o parte de interés en el capital de la Empresa.

4.7. Financial Statements; Books and Records. As of Closing, the Company shall have delivered a true and complete copy of (A) the general balance sheet of the Company for the fiscal year ended December 31, 2010 and the period ended December 31, 2011 (the “Reference Balance Sheet”), and the profit and loss statement for the fiscal year ended December 31, 2010 and the period ended December 31, 2011, including any related notes and schedules thereto, and (B) the balance sheet of the Company as of the Closing Date and the profit and loss statement as of the Closing Date, each on an estimated basis (the “Closing Date Trial Balance”, and collectively, the “Financial Statements”). The Financial Statements (1) have been prepared in accordance with the books of account and records of the Company; (2) fairly present, and are true, correct and complete statements of, the consolidated financial condition of the Company and	4.7. Estados Financieros, Libros y Registros. En la fecha de Cierre, la Empresa deberá entregar una copia auténtica y completa de (A) el balance general de la Empresa correspondiente a los ejercicios finalizados al 31 de diciembre de 2010 y 31 de diciembre de 2011 (el “Balance de Referencia”), y el estado de pérdidas y ganancias correspondiente a los ejercicios finalizados al 31 de diciembre de 2010 y 31 de diciembre de 2011, que incluyen todas las notas y anexos relacionados con ellos, y (B) el balance general de la Empresa y el estado de pérdidas y ganancias, ambos a la fecha de Cierre en base estimativa (el “Balance de Cierre”, y en su conjunto con el Balance de Referencia, los “Estados Financieros”). Los Estados Financieros se han: (1) preparado de acuerdo con los libros y registros contables llevados por la Empresa; (2) presentado claramente y son verídicos, correctos y reflejan la situtación patrimonial y financiera de la Empresa a las

the results of its operations at the dates and for the periods specified in those statements; and (3) have been prepared in accordance with Chilean generally accepted accounting principles (“GAAP”), consistently applied.	fechas y para los períodos especificados en ellos; y (3) preparados de acuerdo con los principios contables generalmente aceptados en Chile (“PCGA”), aplicados de manera consistente.

4.8. Absence of Undisclosed Liabilities. The Company has no Liabilities or commitments of any nature whatsoever, whether accrued, absolute, contingent or otherwise, other than (a) as disclosed on Schedule 4.8, or (b) as disclosed and accrued for or reserved against in the Reference Balance Sheet or the Closing Date Trial Balance.	4.8. Ausencia de Pasivos no Declarados. La Empresa no posee Pasivos ni compromisos de ninguna naturaleza, que sean devengados, absolutos, contingentes o de otro tipo, más que (a) aquellos mencionados en el Schedule 4.8; o (b) aquellos declarados y devengados por o provisionados en el Balance de Referencia o en el Balance de Cierre.

4.9. Accounts and Notes Receivable and/or Payable. Set forth on Schedule 4.9 is a true and complete aged list of unpaid accounts and notes receivable owing to and owed by the Company as of the date hereof. All of such accounts and notes receivable and payable constitute only bona fide, valid and binding claims arising in the ordinary course of the Company’s business	4.9. Cuentas y Documentos por Cobrar y/o Pagar. Establecidos en el Schedule 4.9 corresponden a una lista histórica auténtica y completa de las cuentas impagas y documentos por cobrar que adeuda o adeudará la Empresa a partir de la fecha establecida en ellos. Todas estas cuentas y documentos por cobrar y pagar sólo constituyen reclamos de buena fe, válidos y vinculantes originados durante el giro ordinario de las actividades de la Empresa.

4.10. Absence of Material Adverse Effects. Since August 31, 2011, the Company has conducted its business only in the ordinary course of business consistent with past practice and, since such date: (a) there has been no Material Adverse Effect; and (b) the Company has not engaged or agreed to engage in any of the actions described in Section 5.1.	4.10. Ausencia de Efectos Materiales Adversos. A partir de 31 de agosto de 2011, la Empresa ha llevado a cabo sus actividades solo durante el giro ordinario de sus actividades , en conformidad con las prácticas establecidas en el pasado y, a partir de esta fecha: (a) no ha habido Efectos Materiales Adversos; y (b) la Empresa no ha realizado ni ha acordado realizar alguno de los actos contemplados en el Artículo 5.1.

4.11. Significant Customers and Suppliers. Listed in Schedule 4.11 are the names of the twenty-five (25) most significant customers (measured by Chilean peso volume) of the Company (the “Significant Customers”) during the fiscal years ended December 31, 2011, and the amount for which each such Significant Customer was invoiced during such periods. Since December 31, 2011, no Significant Customer, in a manner adverse to the Company, (i) has canceled, suspended or otherwise	4.11. Clientes y Proveedores Importantes. Mencionados en el Schedule 4.11, corresponden a los nombres de los veinticinco (25) clientes más importantes (medidos en volumen en pesos chilenos) de la Empresa (los “Clientes Importantes”) durante los ejercicios finalizados al 31 de diciembre de 2011, y el monto de facturación de cada Cliente Importante reportado por la Empresa durante tales períodos. A partir de 31 de diciembre de 2011, ningún Cliente Importante, de manera adversa para la Empresa: (i) ha cancelado, suspendido ni terminado su relación con la Empresa, (ii) ha comunicado a la Empresa su intención de cancelar,

terminated its relationship with the Company, (ii) has advised the Company of its intention to cancel, suspend or terminate its relationship or to materially decrease its purchase of the products or services of the Company or to change the terms upon which it purchases products or services, or (iii) could reasonably be expected to cancel, suspend or terminate its relationship or to decrease its purchase of the products or services of the Company as a result of the consummation of the transactions contemplated hereby.	suspender ni terminar su relación o de disminuir de forma material su compra de productos o servicios a la Empresa o bien modificar los términos mediante los cuales compra productos o servicios, ni (iii) se espera que, dentro de lo razonable, cancelaría, suspendería o terminaría su relación o disminuiría su compra de productos o servicios a la Empresa como resultado de la materialización de las operaciones contempladas en el presente.

4.12. Tax Matters. All Tax returns and other similar documents required to be filed with respect to the Company have been timely filed with the appropriate Governmental Authorities in all jurisdictions in which such returns and documents are required to be filed, all of the foregoing are true, correct and complete and reflect accurately all liabilities for Taxes of the for the periods to which such returns and documents relate, and all amounts shown as owing thereon have been paid. All Taxes, if any, collectible or payable by the Company or relating to or chargeable against any of their assets, revenues or income through the Closing Date were fully collected and paid by such date or provided for by adequate reserves in the Financial Statements and all similar items due through the Closing Date will have been fully paid by that date or provided for by adequate reserves in the Financial Statements. No claims or deficiencies have been asserted against the Company with respect to any Taxes which have not been paid or otherwise satisfied or for which accruals or reserves have not been made in the Financial Statements, and there exists no reasonable basis for the making of any such claims. There are no tax liens on any asset of the Company.	4.12. Asuntos Fiscales. Todas las declaraciones de Impuestos y otros documentos similares que la Empresa debe presentar han sido oportunamente presentados antes las Autoridades Gubernamentales pertinentes en todas las jurisdicciones donde tales declaraciones y documentos se requieren, y todas ellas son auténticas, correctas y completas y reflejan con exactitud todas las deudas impositivas correspondientes a los períodos relacionados con dichas declaraciones y documentos, y todos los montos reflejados en ellas, se encuentran pagados. Todos los Impuestos, si los hubiere, por recaudar o pagar por la Empresa, relacionados con o imputados a cualquiera de sus activos o ingresos hasta la Fecha de Cierre han sido recaudados y pagados en su totalidad a dicha fecha y fueron debidamente provisionados en los Estados Financieros y todos los rubros similares exigibles hasta la Fecha de Cierre estarán pagados por completo para esa fecha o debidamente provisionados en los Estados Financieros. No se ha presentado ningún reclamo ni deficiencia contra la Empresa con respecto a ningún Impuesto impago o no provisionado ni reservado en los Estados Financieros, y no existe ningún fundamento razonable para presentarlos. No existen gravámenes impositivos que afecten ningún activo de la Empresa.

4.13. Assets. The Company owns, leases or has the legal rights to use all properties and assets (tangible and intangible), including the Leased Real Property and Company Intellectual Property, used or intended to be used in the conduct of the Company’s business (the “Assets”). The Company has good and marketable title or leasehold interest to each Asset, free and clear of all Liens. The Assets constitute all of the assets and rights required to operate the business of the Company as previously conducted and as contemplated to be	4.13. Activos. La Empresa posee, arrienda o tiene los derechos legales de uso de las propiedades y activos (tangibles e intangibles), incluidas las Propiedades Inmuebles Arrendadas y la Propiedad Intelectual de la Empresa, utilizadas o con pretensión de uso en las actividades empresariales (los “Activos”). La Empresa tiene título válido y perfecto sobre cada uno de los Activos y bienes arrendados, libres y exentos de todo Gravamen. Los Activos constituyen todos los activos y derechos requeridos para llevar a cabo las actividades

conducted. All of the Assets are in good operating condition and repair, ordinary wear and tear excepted.		comerciales de la Empresa de acuerdo con las prácticas establecidas en el pasado y de la forma esperada. Todos los Activos se encuentran en buenas condiciones de uso y funcionamiento, con los deterioros propios del normal uso y del transcurso del tiempo.

4.14. Intellectual Property.		4.14. Propiedad Intelectual.

(a)	Schedule 4.14(a) sets forth a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications and domain names included in the Company Intellectual Property, (ii) all Company IP Agreements, (iii) other Company Intellectual Property material to the Company’s business; and (iv) all Pharmaceutical Health Records that are to be considered part of the assets of the Company as of the Closing Date and that as of this date are in the process of being registered under the name of the Company before the Instituto de Salud Pública (“ISP”) y the trademark registrations of Arama Laboratorios y Compañía Limitada that as of this date are in the process of being transferred to the Company in the Instituto Nacional de Propiedad Industrial (“INAPI”) or the relevant Governmental Authority as the case may be, in the following manner and order: (a) from Arama Laboratories to each of the Investment Companies; then (b) from Arama Laboratories to the Company (in the case of the “Arama” trademark Registration N° 662065); and then (c) from each of the Investment Companies to the Company (as capital contribution).	(a)	El Schedule 4.14(a) establece una lista auténtica y completa de: (i) todas las patentes y solicitudes de patentes, registros de marcas y solicitudes de marcas, derechos de autor registrados y solicitudes de derechos de autor y nombres de dominio incluidos en la Propiedad Intelectual de la Empresa, (ii) todos los Acuerdos de PI de la Empresa, (iii) toda otra Propiedad Intelectual de la Empresa importante para sus actividades, y (iv) todos los Registros Sanitarios Farmacéuticos, que deberán ser parte del activo de La Empresa a la fecha de Cierre y que a esta fecha se encuentran en proceso de ser registradas a nombre de la Empresa en el Instituto de Salud Pública (“ISP”) y las marcas de Arama Laboratorios y Compañía Limitada que a esta fecha se encuentran en proceso de transferencia a nombre de la Empresa en el Instituto Nacional de Propiedad Industrial (“INAPI”) o la Autoridad Gubernamental respectiva, según sea el caso, en el siguiente orden: (a) de Arama Laboratorios y Compañía Limitada a cada una de las Sociedades de Inversión; posteriormente (b) de Arama Laboratorios a la Empresa (en relación con la marca “Arama”, Registro N° 662065); y posteriormente (c) de las Sociedades de Inversión a la Empresa (como aporte de capital).

(b)	If, after the Closing Date, there is any Intellectual Property of the Company, which by inadvertent error was not included within the assets of the Company at the time of the sale, such circumstance shall not constitute a breach hereof, provided that Sellers are obligated at their sole cost and expense to execute all required documents or deeds necessary for the transfer title of such Intellectual Property to the Company within 30 days from notice thereof.	(b)	En caso de que con posterioridad al Cierre, apareciere Propiedad Intelectual de la Empresa, que por error inadvertido no hubiese sido incluido dentro del activo de la Empresa al momento de la venta, dicha circunstancia no constituirá incumplimiento al presente contrato, en el entendido que los Vendedores a su costo estarán obligados a suscribir los instrumentos y documentos necesarios para transferir dicha Propiedad Intelectual a La Empresa dentro del plazo de los 30 días siguientes de notificada dicha circunstancia.

(c)	The Company, as of this Date, is the exclusive owner of the entire right, title and interest in and to the Company Intellectual Property listed in Schedule 4.14(a), and has a valid license to use any Licensed Intellectual Property described in Schedule 4.14 in connection with the Company’s business. The Company shall be entitled to use, as of the Closing Date, all the Intellectual Property and Licensed Intellectual Property previously owned or used by Sellers in the continued operation of the Company’s business consistent with past practice without limitation, subject only to the terms of the Company IP Agreements. The Company Intellectual Property and the Licensed Intellectual Property shall not be adjudged invalid or unenforceable in whole or in part, and shall be valid and enforceable.	(c)	La Empresa a esta fecha es el propietario exclusivo de los derechos personales, el dominio y demás derechos reales sobre la Propiedad Intelectual de la Empresa listada en el Schedule 4.14(a) y posee una licencia o autorización válida para utilizar cualquier Propiedad Intelectual bajo licencia listada en el Schedule 4.14(a) en relación con el negocio de la Empresa. La Empresa poseerá a la Fecha de Cierre derechos de uso de la Propiedad Intelectual de la Empresa y de la Licencia de Propiedad Intelectual que fueron previamente utilizada o propiedad de los Vendedores, en la operación continua de su negocio en forma consistente con prácticas precedentes y sin restricciones, sujeta solamente a los términos de los Acuerdos de PI de la Empresa. La Propiedad Intelectual de la Empresa y las Licencias de Propiedad Intelectual no serán declarados total o parcialmente inválidos ni inexigibles, y serán válidos y aplicables.

(d)	The conduct of the Company’s business as currently conducted and to be conducted in the future for the purpose of acquiring such Intellectual Property, does not infringe or misappropriate the Intellectual Property of any third party, and no Action alleging any of the foregoing shall be pending, and no Action has been threatened or asserted against any Seller or the Company alleging any of the foregoing, except as listed in Schedule 4.14. To the knowledge of the Company, as of the Closing Date, no Person is engaging in any activity that infringes the Intellectual Property of the Company.	(d)	Las actividades comerciales de la Empresa realizadas al presente y por realizar a objeto de adquirir dicha Propiedad Intelectual, no infringen ni constituyen apropiación indebida de la Propiedad Intelectual de ningún tercero, y ninguna Acción que alegue ninguno de estos se encontrará pendiente, excepto las mencionadas en el Anexo, y no se habrá declarado ni notificado ninguna Acción contra ningún Vendedor o la Empresa que alega cualquiera de los hechos mencionados, excepto los mencionados en el Anexo 4.14. Para conocimiento de la Empresa, a la fecha de Cierre ninguna Persona estará involucrada en ninguna actividad que infrinja la Propiedad Intelectual de propiedad de la Empresa.

(e)	No Company Intellectual Property is or shall be, as of the Closing Date, subject to any outstanding Governmental Order restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.	(e)	Ninguna Propiedad Intelectual de la Empresa se encuentra, ni se encontrará a la fecha de Cierre sujeta a ninguna Orden Gubernamental pendiente que restrinja el uso de dicha Propiedad Intelectual o que pudiese afectar la validez o aplicación de tal Propiedad Intelectual.

4.15. Real Property.	4.15. Inmuebles

(a) The Company does not own or hold property title to any real estate.	(a) La Empresa no posee ni ostenta el dominio sobre bienes inmuebles.

(b) Schedule 4.15(b) sets forth the street address of each parcel of real property leased by the Company as of this date (the “Leased Real Property”) indicating which of such Leased Real Property shall continue to be leased and in force at Closing. The Company has previously delivered to the Buyers true and complete copies of all of the lease agreements, as amended to date (the “Leases”) relating to the Leased Real Property. The Company as of the date hereof, enjoys and as of the Closing Date shall enjoy, peaceful and undisturbed possession of the Leased Real Property, except for those indicated in Schedule 4.15(b).	(b) El Anexo 4.15(b) establece la dirección física de cada inmueble que a esta fecha se encuentra arrendado por la Empresa (las “Propiedades Inmueble Arrendadas”) indicando las que deberán encontrarse arrendados o vigentes a la fecha de Cierre. La Empresa ya ha entregado a los Compradores copias auténticas y completas de todos los contratos de arrendamiento, en su versión actualizada (los “Arriendos”) relacionados con la Propiedad Inmueble Arrendada. La Empresa a esta fecha goza y en la fecha de Cierre deberá gozar de posesión pacífica e ininterrumpida de las Propiedades Inmueble Arrendada, excepto por aquellas Propiedades Inmuebles Arrendadas indicadas en el Anexo 4.15(b).

4.16. Compliance with Environmental Laws. The Company is in compliance with, and has always been in compliance with, all Environmental Laws. There have been no Governmental Orders issued against the Company for impairment, damage, injury or adverse effect to the environment or public health and, to the knowledge of each of the Sellers and the Company after due inquiry, there have been no private complaints with respect to any such matters, and there are no circumstances that would form the basis of any such Governmental Orders.	4.16. Cumplimiento de la Leyes Ambientales. La Empresa cumple y siempre ha cumplido con las Leyes Ambientales. No se han emitido Órdenes Gubernamentales contra la Empresa por deterioro, daño, perjuicio o efecto adverso contra la salud pública ni ambiental y, para conocimiento de cada Vendedor, la Empresa tras debida investigación, no ha recibido reclamos ni quejas de particulares con respecto a ninguno de estos asuntos, ni existen circunstancias que pudiesen fundamentar esas Órdenes Gubernamentales.

4.17. Employment Matters.	4.17. Asuntos Laborales.

(a) Employment Agreements. Schedule 4.17(a) sets forth all employment, consulting, severance and indemnification arrangements, agreements, contracts or understandings between the Company and any officer, director, advisory board member, consultant or employee (the “Employment Agreements”). The Company has previously delivered to the Buyers true and complete copies of all of the Employment Agreements. No such Employment Agreement (i) will require any payment by the Company or the Buyers to any manager, officer, consultant or employee of the Company, or any other Person, by reason of the transactions contemplated by this Agreement, or (ii) provides for the acceleration or change in the award, grant, vesting or determination of options, warrants,	(a) Contratos de Trabajo. El Schedule 4.17(a) establece todos los contratos y convenios y Contratos de Trabajo, consultoría, finiquito e indemnización entre la Empresa y sus empleados, gerentes, o directores (los “Contratos de Trabajo”). La Empresa hizo entrega previa a los Compradores de copias auténticas y completas de todos los Contratos de Trabajo. Ninguno de estos Contratos de Trabajo (i) requerirá de ningún pago hecho por la Empresa o los Compradores a ningún gerente, empleado, o director, por concepto de operaciones contempladas en este Contrato, ni (ii) producirá la aceleración o modificación en la adjudicación, concesión, adquisición o determinación de opciones, garantías, derechos, pagos de indemnizaciones u otras obligaciones eventuales de ninguna naturaleza de la Empresa en favor de ninguna

rights, severance payments, or other contingent obligations of any nature whatsoever of the Company in favor of any such Persons by reason of the transactions contemplated by this Agreement.	de estas Personas por concepto de las operaciones contempladas en este Contrato.

(b) Schedule 4.17(b) contains a list of the employees of the Company who shall continue to provide services after the Closing and with respect to whom the Sellers shall not bound or liable. After the Closing Date, the Company and the Buyers shall be exclusively liable for their salaries, social security contributions, compensation, settlements and, in general, any other legal obligation regarding labor, benefits and social security matters.	(b) El Schedule 4.17 (b) contiene una lista de los empleados de la Empresa, que continuarán prestando servicios después del Cierre y respecto de los cuales, los Vendedores no tendrán obligación ni responsabilidad alguna. Después de la fecha de Cierre, sus remuneraciones, cotizaciones previsionales, indemnizaciones, finiquitos y en general obligaciones legales en materia laboral, previsional y de seguridad social, serán de exclusiva responsabilidad de la Empresa y los compradores.

(c) Personnel. Schedule 4.17(c) contains the names, job descriptions and annual salary rates, bonus payments and other compensation of any kind of all officers, directors, advisory board members, consultants and employees of the Company (including compensation paid or payable by the Company under the collective bargaining agreements or plans).	(c) Personal. El Schedule 4.17(c) contiene los nombres, descripciones de cargo y escalas de sueldos anuales, pagos de bonos, y otros tipos de compensaciones de todos los ejecutivos, gerentes, miembros del consejo asesor, consultores y empleados de la Empresa (incluidas las compensaciones pagadas o por pagar por parte de la Empresa según los planes o convenios colectivos).

(d) Employment Laws. The Company has complied with all applicable employment Laws, including payroll, withholding and related obligations, benefits and social security, and does not have any obligation in respect of any amount due to employees of the Company or Governmental Authorities, other than normal salary, other fringe benefits, severance payment and contributions accrued but not payable on the date hereof	(d) Leyes de Trabajo. La Empresa ha cumplido con todas las Leyes de trabajo aplicables, incluidas las obligaciones de pago de sueldos, retención y otras, beneficios y seguridad social, y no posee ninguna obligación con respecto a ningún monto debido a los empleados de la Empresa o las Autoridades Gubernamentales más que el sueldo normal, otros beneficios complementarios, indemnizaciones por años de servicio y contribuciones acumuladas pero no pagaderos en el día de hoy.

(e) Policies. Schedule 4.17(e) contains a list of all employee policies (written or otherwise), employee manuals or other written statements of rules or policies concerning employment, including working conditions, vacation and sick leave, a complete copy of each of which (or, if oral, an accurate written summary thereof) has been previously delivered to the Buyers.	(e) Pólizas. El Schedule 4.17(e) contiene una lista de todas las políticas de los empleados (por escrito u otros medios), manuales de personal u otros comunicados escritos sobre reglas y políticas concernientes al empleo, incluidas las condiciones de trabajo, vacaciones y licencias médicas, una copia completa de cada una de ellas (o, de ser verbales, un resumen por escrito exacto de todos ellos) que se entregaron previamente a los Compradores.

(f) Employee Benefit Plans. The Company offers no benefit to its employees other than those required by law.	(f) Planes de Beneficios para los Empleados. La Empresa no entrega beneficios a sus empleados más que los establecidos por ley.

4.18. Labor Relations. There is no strike or dispute pending or threatened involving any employees of the Company. No unfair labor practice complaints are pending or threatened against the Company, and no Person has made any claim, and there is no basis for any claim, against the Company under any Law relating to employees or employment practices, including without limitation those relating to age, sex or racial discrimination, conditions of employment, wages or hours. There are no unions of which the employees of the Company are members.	4.18. Relaciones Laborales. No existe huelga ni disputa pendiente ni amenaza que involucre a los empleados de la Empresa. No existen denuncias por prácticas laborales injustas ni amenazas contra la Empresa pendientes, ninguna Persona ha interpuesto ningún reclamo, y no existe fundamento alguno para ello, contra la Empresa, de acuerdo con ninguna Ley que se relacione con los ejecutivos o con sus prácticas, las que incluyen, sin limitación, a la discriminación etaria, sexual ni racial, condiciones de trabajo, sueldos u horarios. Los ejecutivos de la Empresa no están afiliados a ningún sindicato.

4.19.Contracts. Schedule 4.19 sets forth a list of all Contracts (oral or written) to which the Company is a party, or by which any of its assets are bound or affected, which is material to the Company’s business (“Material Contracts”).	4.19. Contratos. El Schedule 4.19 establece una lista de todos los Contratos (verbales o escritos) ante los cuales la Empresa es una de las Partes, o por los cuales cualquiera de sus activos esté vinculado o afectado, y que sean importantes para el negocio de la Empresa (“Contratos Importantes”).

.Except as disclosed in Schedule 4.19:	A excepción de lo que se declara en el Schedule 4.19:

(i) the Material Contracts are each in full force and effect and are the valid and legally binding obligations of the Company which is a party thereto and, are valid and legally binding obligations of the counterparties thereto;	(i) cada uno de los Contratos Importantes se encuentra totalmente vigente y todos ellos se consideran obligaciones válidas y legalmente vinculantes de la Empresa que es una Parte de los mismos y, también se consideran son obligaciones válidas y legalmente vinculantes de sus contrapartes;

(ii) The Company is not in breach of any of the Material Contracts, in a manner which could give rise to a Material Adverse Effect, or is in substantial violation of, or default under, any of the Material Contracts, and no counterparty is in breach or violation of, or default under, any Material Contract except as listed in Schedule 4.19(ii); and	(ii) la Empresa no ha incurrido en incumplimiento de ninguno de los Contratos Importantes de forma tal que pueda dar lugar a un Efecto Material Adverso, ni en violación sustancial, ni incumplimiento de, ninguno de los Contratos Importantes, y ninguna contraparte ha incurrido en incumplimiento o violación de ningún Contrato Importante con excepción de lo mencionado en el Anexo 4.19(ii); y

(iii) The Company has not received any claim of default and no event has occurred which with the giving of notice or lapse of time or both would constitute such a default.	(iii) la Empresa no ha recibido ningún reclamo por incumplimiento y no ha ocurrido ningún hecho que junto con la notificación o transcurso del tiempo constituiría tal incumplimiento.

Schedule 4.19 further identifies each Material Contract which would require the Company to give notice to, or obtain the consent of, another party to such Material Contract as a result of transactions contemplated by this Agreement.	El Schedule 4.19 identifica todo Contrato Importante que podría requerir la Empresa para notificar a, u obtener el consentimiento de, otra parte adente dicho Contrato Importante como resultado de las operaciones contempladas en este Contrato.

4.20. Products and Services	4.20. Productos y Servicios

(a) Schedule 4.20(a) lists (i) each product developed, licensed, distributed or sold by the Company and/or Arama Laboratories (collectively, the “Products”) and (ii) each service provided by the Company (collectively, the “Services”) that are included in the sale subject to this Agreement and those that are developed, distributed or sold to third parties and that are not part of this Agreement. Each Product has been distributed or sold in accordance with, and each Service has been provided in compliance with, the applicable contractual commitments, express or implied warranties, product and service specifications and quality standards for such Product and Service, and the provisions of all applicable Laws. No Product or Service sold, provided or delivered by the Company is subject to any guaranty, warranty (other than warranties imposed by Law) or other indemnity, other than as set forth in Schedule 4.20(a).	(a) El Schedule 4.20(a) menciona (i) todo producto desarrollado, licenciado, distribuido o vendido por la Empresa y/o Arama Laboratorios (en conjunto, los “Productos”) y (ii) cada servicio que la Empresa provee (en conjunto, los “Servicios”) que se encuentran incluidos en la venta bajo el presente Contrato y aquellos que se desarrollan, distribuyen o venden a terceros y que no se incluyen en esta venta. Cada Producto se ha distribuido o vendido de acuerdo con, y cada Servicio se ha provisto en cumplimiento de, los compromisos contractuales aplicables, garantías implícitas o explícitas, especificaciones de producto y servicio y normas de calidad de dicho Producto y Servicio, y las disposiciones de todas las Leyes aplicables. Ningún Producto o Servicio vendido, provisto o entregado por la Empresa se encuentra sujeto a ninguna garantía o promesa (más que las garantías impuestas por la Ley) u otra indemnización más que la establecida en el Schedule 4.20(a).

(b) At no time have any of the Products been recalled, withdrawn or suspended by the Company, voluntarily or otherwise; nor are there any pending Actions or proceedings seeking the recall, withdrawal, suspension or seizure of any Product; and neither the Company has received any regulatory letters, warning letters, or other notice of adverse findings, except as provided in Schedule 4.20(b).	Los Productos no se han retirado ni suspendido por la Empresa en ningún momento, de forma voluntaria ni de otra manera; ni existen Acciones o procedimientos pendientes cuyo objetivo sea retirar, suspender ni incautar ningún Producto; ni tampoco la Empresa ha recibido carta regulatoria o de advertencia alguna, u otra notificación de decisiones adversas, con excepción de las previstas en el Anexo 4.20(b).

(c) There exist no set of facts: (i) which could furnish a basis for the withdrawal or suspension of any Permit, license, approval or consent of any Governmental Authority with respect to the Company, or any Product or Service; (ii) which could furnish a basis for the recall, withdrawal or suspension of any Product from the market, the termination or suspension of any	No existe serie de actos que: (i) podría fundamentar el retiro o la suspensión de un Permiso, licencia, aprobación o consentimiento de una Autoridad Gubernamental con respecto a la Empresa, o a cualquier Producto o Servicio; (ii) podría fundamentar una base para el retiro o suspensión de un Producto del Mercado, el término o suspensión de cualquier prueba clínica de

clinical testing of any Product, or the change in marketing classification of any Product or (iii) which could furnish a basis for the termination or suspension of any Service, except as provided in Schedule 4.20(b).	algún Producto, o el cambio de la clasificación comercial de alguno de ellos, o (iii) que podría fundamentar el término o suspensión de ningún Servicio, con excepción de lo previsto en el Anexo 4.20(b).

4.21. Related Parties. Except as set forth in Schedule 4.21, no manager, officer or partner of the Company, nor any relative or spouse of such manager, officer or any Seller, has, directly or indirectly, (a) any ownership interest in any property or asset, tangible or intangible, including any Company Intellectual Property, used in the conduct of the Company’s business; (b) any interest in or is, directly or indirectly, a party to, any Contract, except as provided in Schedule 4.21; (c) any cause of action or claim whatsoever against, or owes any amount to, the Company except as provided in Schedule 4.21, or (d) any Liability to the Company. Except as set forth in Schedule 4.21, the Company has no Liability to any Seller or its Subsidiaries or its or their Representatives.	4.21. Partes Relacionadas. Con excepción de lo establecido en el Schedule 4.21, a la fecha de Cierre, ningún gerente, ejecutivo o socio de la Empresa, ni ningún pariente o cónyuge de dicho gerente, ejecutivo o socio tiene, de forma directa o indirecta, (a) participación alguna en ninguna propiedad o activo, tangible o intangible, que incluye la Propiedad Intelectual de la Empresa, utilizadas en la conducción de las actividades de la Empresa; (b) ningún interés que sea directo o indirecto en ser Parte de, cualquier Contrato, con excepción de lo provisto en el Schedule 4.21; (c) ninguna causa de acción o demanda contra, ni que adeude suma alguna a, la Empresa, con excepción de lo provisto en el Schedule 4.21, o (d) ninguna Responsabilidad ante la Empresa. Con excepción de lo establecido en el Schedule 4.21, la Empresa no tiene Responsabilidad alguna ante ningún Vendedor o sus Filiales o sus Representantes.

4.22. Absence of Certain Business Practices. None of the Sellers, the Company or any of their respective managers, officers, employees, agents, advisors or representatives (“Representative”) (in their capacity as Representatives) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Company’s business; (b) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority which is in any manner illegal under applicable Law; or (c) made any unlawful payment to any customer or supplier of the Company or any officer, director, partner, employee or agent of any such customer or supplier or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Company’s business	4.22. Ausencia de Ciertas Prácticas Comerciales. Ninguno de los Vendedores, la Empresa o cualquiera de sus gerentes, ejecutivos, agentes, asesores o representantes respectivos (“Representantes”) (en su carácter de Representantes) ha: (a) utilizado fondo alguno para contribuciones ilegales, donaciones, recreación u otros gastos ilegales relacionados con la actividad política en relación con las actividades de la Empresa; (b) pagado o entregado de forma directa o indirecta honorario, comisión u otra suma de dinero o bien de su propiedad, cualquiera sea su caracterización, a ningún intermediario, agente u otra parte que actúe en representación de o bajo el auspicio de un funcionario´público de Gobierno o Autoridad Gubernamental que sea de cualquier forma ilegal según la Ley aplicable; o (c) hecho ningún pago ilícito a un cliente o proveedor de la Empresa o cualquier ejecutivo, gerente, socio, empleado o agente de dicho cliente o proveedor u otorgado cualquier otra consideración ilegal a ningún cliente o proveedor o ningún ejecutivo, gerente, socio, empleado o agente, con respecto a las actividades de la Empresa.

4.23. Compliance with Laws. Except as set forth in Schedule 4.23, the Company is in compliance with all Laws applicable to it, its business or properties. The Company has not received notification from any Governmental Authority asserting that it is not in compliance with or has violated any Laws, or threatening to revoke any authorization, consent, approval, franchise, license, or Permit, and the Company is not subject to any Governmental Order, agreement or consent decree with any Governmental Authority arising out of previously asserted violations	4.23. Cumplimiento de las Leyes. Con excepción de lo establecido en el Schedule 4.23, la Empresa cumple todas las Leyes que son aplicables a ella, sus actividades o bienes. La Empresa no ha recibido notificación de ninguna Autoridad Gubernamental por violación o incumplimiento de una Ley, o ha sido amenazada con la revocación de una autorización, consentimiento, aprobación, concesión, licencia o Permiso: Asimismo la Empresa no está sujeta a ninguna Orden Gubernamental, acuerdo o sentencia pronunciada poruna Autoridad Gubernamental como consecuencia de los incumplimientos mencionados previamente.

4.24. Legal Proceedings. There is no Action, mediation or out-of-court settlement negotiation by or against the Company or affecting any of the Assets or business of the Company pending, or to the knowledge of the Company or any each of the Sellers after due inquiry, threatened. No person who is or was a director or officer of the Company is a party to any pending or threatened Action, mediation or out-of-court settlement negotiation in their capacity as directors or officers of the Company. Neither the Company nor any Asset is subject to any Governmental Order, nor is any Governmental Order threatened or pending	4.24. Procedimientos Legales. No existe Acción, mediación ni acuerdo extrajudicial por o contra la Empresa o que afecte a sus Activos o negocios que se encuentre pendiente de resolución o inminente, o de conocimiento de la Empresa o de cualquiera de los Vendedores tras debida investigación . Ninguna persona que sea o haya sido gerente o ejecutivo de la Empresa forma parte de una Acción, mediación o acuerdoextrajudicial pendiente o inminente en su carácter de gerente o ejecutivo de la Empresa. Ni la Empresa ni sus activos están sujetos a ninguna Orden Gubernamental, ni tampoco existe una Orden Gubernamental inminente o pendiente.

4.25. Approvals and Filings. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority or other Person is required to be made by the Company in connection with the execution, delivery or performance of the Transaction Documents by the Company or the consummation by the Company of the transactions contemplated hereby.	4.25. Aprobaciones y Presentaciones. No se requiere que ninguna Empresa preste consentimiento, realice unaaprobación o autorización de, o proceda al registro, autorización o presentación ante, alguna Autoridad Gubernamental u otra persona en relación con la celebración, entrega u otorgamiento de los Documentos de Operación por la Empresa o la materialización por la Empresa de las operaciones contempladas en el presente.

4.26. Brokers. Neither the Company nor any Seller has employed any financial advisor, broker or finder or incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement, which would be payable by the Company or the Buyers.	4.26. Corredores. Ni la Empresa ni ningún Vendedor ha contratado a ningún asesor financiero, corredor o intermediario ni incurrirá en el pago de honorarios a ningún corredor, intermediario, banca de inversiones u honorarios similares, comisiones o gastos relacionados con las operaciones contempladas en este Contrato, que debería pagar la Empresa o los Compradores.

4.27. Title to Securities. Each of the Sellers is and shall be, the legal and beneficial owner of the Quotas, respectively, and such Quotas are owned free and clear of all Liens, rights of first refusal, partners’ agreements, preemptive rights, charges and other encumbrances and agreements of any nature whatsoever. At the Closing, each of the Sellers will transfer and convey, and the Buyers will acquire, good and valid title to the Quotas, free and clear of all Liens.

4.27. Titularidad de Valores. Cada Vendedor es y debe ser el propietario directo e indirecto de las Cuotas, respectivamente, y dichas Cuotas se encuentran libres y exentas de todo Gravamen, derechos de opción de compra, acuerdos de socios, derechos preferentes, cargas u otros gravámenes de cualquier naturaleza. Al Cierre, cada Vendedor transferirá a los Compradores, y los Compradores adquirirán, el dominio absoluto y perpetuo sobre todas las Cuotas, libre y exento de todo Gravamen.

Prior to the date hereof:		Con anterioridad a esta fecha:

(i)	Each of Messrs. Arama, Sergiani y Le Goff have transferred to their respective Investment Companies referred to in the preliminary statements of this Agreement, 100% of the Quotas in the Company;	(i)	Cada uno de los Señores Arama, Sergiani y Le Goff han transferido a sus respectivas Sociedades de Inversión referidas en las declaraciones preliminares de este Contrato, todas las Cuotas en el capital de la Empresa;

(ii)	Each of the Investment Companies acquired from Arama Laboratories y Compañía Limitada all of the trademarks, pending applications of trademarks registers, Intellectual Property, product registrations and Pharmaceutical Health Records relating to all products developed, manufactured and/or sold or contemplated to be sold by or on behalf of Arama Laboratorios y Compañía Limitada, including without limitation, the, product registrations, the applications and Pharmaceutical Health Records set forth on Schedule 4.14(a) hereto (the “Arama Assets”) which have been contributed to the Company by means of the capital increase described in letter C. of the preliminary statements to this Contract; and	(ii)	Cada una de las Sociedades de Inversión han adquirido de Arama Laboratorios todas las marcas, solicitudes de registros de marcas, Propiedad Intelectual, registros de productos y los Registros Sanitarios Farmacéuticos relacionados con aquellos productos desarrollados, manufacturados y/o comercializados o que se contempla sean comercializados por o en representación de Arama Laboratorios y Compañía Limitada, incluido sin limitación, los registros de productos, las solicitudes y los Registros Sanitarios Farmacéuticos descritos en el Schedule 4.14(a) a este Contrato (los “Activos Arama”), los cuales han sido aportados a la Empresa mediante el aumento de capital descrito en la letra C. de las declaraciones preliminares a este Contrato; y

(iii)	Arama Laboratories transferred its trademark “Arama”, Registration N° 662065, through the document “Reconocimiento de Deuda y Dación en Pago” between Arama Laboratorios and the Company dated December 9th 2011, which is included in the Agreement as Annex E (included within the Arama Assets definition set forth above) to the Company for the purposes of paying off a debt it had with the Company;	(iii)	Arama Laboratorios ha transferido la marca de su propiedad “Arama”, Registro N° 662065 , a través del documento Reconocimiento de Deuda y Dación en Pago entre Arama Laboratorios y la Empresa de fecha 09 de diciembre de 2011 y que se incluye como Anexo E, el cual se entiende formar parte de este Acuerdo (la cual se entiende incluída dentro de la definición de Activos Arama establecida precedentemente) a la Empresa, a efectos de liquidar una deuda que mantenía con la Empresa

Article 5	ARTÍCULO 5

COVENANTS	CONVENIOS

During the period from the date of this Agreement through the Closing Date, each of the Company, the Sellers and the Buyers, as applicable, agree to perform the covenants set forth below	Durante el período comprendido a partir de la fecha de este Contrato hasta la Fecha de Cierre, la Empresa, los Vendedores y los Compradores, según corresponda, acuerdan llevar a cabo los convenios establecidos a continuación.

5.1. Interim Operations of the Company	5.1. Operaciones Provisorias de la Empresa

(a) Except as otherwise approved in writing by the Buyers, the Company shall, and each of the Sellers shall cause the Company to, operate its business in, and not take any action except in, the ordinary course consistent with past practice and to preserve intact their respective business organizations, Assets, Intellectual Property, and the current relationships and goodwill of their customers, suppliers and others with whom it has significant business relations.	(a) A menos que los Compradores aprueben por escrito lo contrario, la Empresa, y cada Vendedor dispondrá que la Empresa, llevará a cabo sus actividades, y no adoptará medida alguna excepto durante el giro ordinario de sus negocios de acuerdo con la práctica establecida en el pasado y para preservar intactas todas sus empresas comerciales, Activos, Propiedad Intelectual y las relaciones y buena voluntad existentes con sus clientes, proveedores y terceros con quienes mantenga relaciones comerciales importantes.

(b) The Company, and each of the Sellers shall cause the Company not to, during the period from the date of this Agreement to the Closing Date, except with the prior written consent of the Buyers, directly or indirectly:	(b) La Empresa, y cada Vendedor impedirá que la Empresa, durante el período comprendido a partir de la fecha del presente Contrato hasta la Fecha de Cierre, excepto con el consentimiento por escrito de los Compradores, en forma directa o indirecta:

(i) amend or otherwise change the Organizational Documents of the Company;	(i) corrija o modifique de alguna forma u otra los Documentos Constitutivos de la Empresa;

(ii)     issue, sell, dispose of, create a Lien on, or authorize the issuance, sale, disposal or creation of any Lien on, (A) any capital stock of, or other ownership interests in, the Company, including the Quotas (including, but not limited to, by way of stock split, dividend or distribution) or any subscriptions, options, warrants, convertible securities or other rights to acquire the foregoing, or (B) any Asset or property right, except for sales of inventory in the ordinary course of business consistent with past practice;

(ii)     emita, venda, disponga de, cree un gravamen sobre, o autorice la emisión, venta, disposición o creación de gravámenes sobre, (A) capital social de, u otra participación o parte de interés en, la Empresa, incluidas las Cuotas (que incluyen, pero no se limitan, a modo de división de acciones, dividendo o distribución) o cualquier suscripción, opción, warrants, títulos-valores convertibles u otros derechos para adquirir las anteriores, o (B) cualquier Activo o derecho de propiedad, con excepción de las ventas de existencias durante el giro ordinario de los negocios de la Empresa de acuerdo con la práctica establecida en el pasado;

(iii)	redeem, purchase, reclassify, combine, split, subdivide, change the terms of, or otherwise acquire, any ownership interests in, the Company;	(iii)	rescatar, comprar, reclasificar, combinar, dividir, subdividir, modificar los términos de, o de otra manera adquirir, una participación o parte de interés en, la Empresa;

(iv)	declare or pay any distribution (whether in cash, ownership interests or other property) with respect to any ownership interests in, the Company;	(iv)	declarar ni pagar una comisión (sea en efectivo, en participaciones sociales o en especie)con respecto a una participación o parte de interés en, la Empresa;

(v)	with respect to the Company create, incur or assume any indebtedness or any Liability, including granting or becoming subject to any Guaranty, individually or in the aggregate, in excess of US$10,000;	(v)	con respecto a la Empresa, generar, incurrir en o asumir ningún endeudamiento o Pasivo, incluido el otorgamiento o quedar sujeto a ninguna Garantía, de forma individual o conjunta, por encima de US$10.000;

(vi)	with respect to the Company make or commit to make any capital expenditures, individually or in the aggregate, in excess of US$10,000;	(vi)	con respecto a la Empresa, incurrir o comprometerse a incurrir en gastos de capital, de forma individual o conjunta, por encima de US$10.000;

(vii)	with respect to the Company, except in the ordinary course of business consistent with past practice, discharge or otherwise obtain the release of any Lien or pay or otherwise discharge any Liability;	(vii)	con respecto a la Empresa, con excepción del período comprendido entre el giro ordinario de la actividad empresarial en conformidad con la práctica establecida en el pasado, levantar u obtener el levantamiento o cancelación de cualquier Gravamen o pagar o cancelar cualquier Responsabilidad;

(viii)	with respect to the Company except in the ordinary course of business consistent with past practice, write off the value of any assets, inventory or any accounts receivable or increase the reserves for obsolete, damaged, spoiled or otherwise not usable inventory or doubtful or uncollectable receivables;	(viii)	con respecto a la Empresa durante el giro ordinario de su actividad empresarial en conformidad con la práctica establecida en el pasado, cancelar el valor de cualquier activo, inventario o cuenta por cobrar o aumentar las reservas de inventario obsoleto, dañado, estropeado o sin posibilidad de uso o los créditos de cobros dudosos o incobrables;

(ix)	increase the compensation payable or to become payable to managers, officers or employees of the Company, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any such person or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, options on ownership interests, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any manager, officer or employee of the Company;	(ix)	aumentar la remuneración por pagar o que se pagará en el futuro a los gerentes, funcionarios o empleados de la Empresa, otorgar derechos a indemnización por despido o pagos por desvinculación laboral, o celebrar acuerdos desvinculatorios con, dichas personas ni establecer, adoptar, suscribir ni enmendar convenios colectivos de trabajo, bonificaciones, acuerdos de participación en las ganancias, planes de ahorro, compensación, opciones sobre participaciones, acciones restringidas, pensión, jubilación, indemnización diferida, empleo, terminación, despido u otro plan, acuerdo, fideicomiso, fondo, política o arreglo en beneficio de un funcionario, ejecutivo o empleado de la Empresa;

(x)     with respect to the Company, acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any Person or assets (other than the acquisition of inventory in the ordinary course of business);

(x)     Con respecto a la Empresa, adquirir (incluyendo, sin restricciones, por fusión, absorción, consolidación o adquisición de acciones o activos) una participación en una Persona o activos (distintos de la adquisición de existencias durante el giro ordinario de la actividad empresarial);

(xi) alter the manner of keeping the books, accounts or records of the Company, or change in any manner the accounting practices, methods or assumptions therein reflected;	(xi) alterar la forma de llevar los libros, cuentas o registros contables de la Empresa, ni modificar de cualquier forma las prácticas, métodos contables o presunciones reflejadas en ellos;

(xii) amend, terminate, cancel or compromise any material claims of the Company or waive any other material rights of the Company;	(xii) corregir, terminar, cancelar o transigir cualquier reclamos esenciales de la Empresa o renunciar a cualquier otro derecho esencial de la Empresa;

(xiii) with respect to the Company, delay or postpone the payment of accounts payable or other Liabilities;	(xiii) con respecto a la Empresa, retrasar o posponer el pago de las cuentas por pagar u otros Gravámenes;

(xiv) take or omit to take any action which is intended to render any of each of the Seller’s representations or warranties untrue or misleading, or which would be a material breach of any of each of the Sellers’ covenants or agreements;

(xiv) adoptar u omitir adoptar alguna acción que pretenda otorgar cualquiera de las declaraciones o garantías de cada Vendedor como falsa o engañosa, o que pueda ser incumplimiento material de alguno de los convenios o acuerdos de los Vendedores;

(xv) allow any Permit to lapse or terminate or fail to renew any Permit;	(xv) Autorizar ningún Permiso para caducar, terminar o incumplir la renovación de cualquier Permiso;

(xvi) take any action which is intended to have a Material Adverse Effect or which is intended to delay the consummation of the transactions contemplated by this Agreement; or	(xvi) Tomar alguna acción que pretende ocasionar un Efecto Material Adverso o retrasar la materialización de las operaciones contempladas en este Contrato; o

(xvii) agree, whether in writing or otherwise, to do any of the foregoing.	(xvii) acordar, de forma escrita o por otro medio, realizar cualquiera de las acciones mencionadas.

5.2. Due Diligence Review. The Buyers shall be entitled to continue prior to the Closing the due diligence review of the assets, properties, books, records and other information of the Company. The Company shall (and shall cause its directors, officers, employees, auditors, counsel and agents to), afford the Buyers and the Buyers’s officers,	5.2 Revisión de Debida Diligencia. Los Compradores tendrán facultad de continuar, antes del Cierre, la revisión de la debida diligencia de todos los activos, propiedades, libros, registros contables y toda otra información de la Empresa. La Empresa permitirá (y

employees, auditors, counsel and agents reasonable access at all reasonable times to the properties, offices, facilities, officers and employees, and to all books and records of the Company, and shall furnish such persons with all financial, operating and other data and information as may be requested.	dispondrá que sus directores, funcionarios, empleados, auditores, abogados y mandatarios permitan) a los Compradores y sus funcionarios, empleados, auditores, abogados y mandatarios, el acceso en todas las ocasiones, dentro del horariorazonable, a las propiedades, oficinas, dependencias, funcionarios y empleados, y a todos los libros y registros contables de la Empresa, y proporcionarán a tales personas todos los datos e informaciones operativas y financieras que pudieran solicitarse.

5.3. Further Assurances. The Parties shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement, including all such instruments of transfer as may be necessary or desirable to transfer ownership of the Quotas to the Buyers and to consummate the transactions contemplated by this Agreement.	5.3. Otras Garantías. Las Partes otorgarán todos los demás instrumentos o documentos requeridos para ser otorgados en cumplimiento de, necesarios o propios para, dar efecto a, las cláusulas de este Contrato, incluyendo todos aquellos instrumentos de transferencia que sean necesarios o convenientes para transferir la titularidad de las Cuotas a los Compradores y para materializar las operaciones contempladas en este Contrato.

5.4. Publicity. The Parties agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby as of this date and as of the date of the Closing in the United States of America. With respect to the Chilean market, the parties expressely agree that only after the Closing occurs, this Agreement or the transactions contemplated hereby may be announced to the public. Thereafter, unless otherwise required by applicable Law or the requirements of NYSE, each Party shall use reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements or disclosures with respect to this Agreement or the transactions contemplated hereby.	5.4. Publicidad. Las Partes acuerdan cooperar en la emisión de cualquier comunicado de prensa u otro anuncio público con respecto a este Contrato o las operaciones contempladas en el mismo a esta fecha y antes de la fecha de Cierre en los Estados Unidos de América. Respecto del mercado chileno, las partes acuerdan expresamente que, recién con posterioridad al Cierre, se podrá dar a conocer al público el presente Contrato o las operaciones contempladas en el mismo. Posteriormente al Cierre, a menos que así lo requiera la Ley aplicable o los requisitos de NYSE Bolsa de Nueva York), cada parte se comprometerá, dentro de lo razonable, a consultar recíprocamente, antes de emitir cualquier comunicado de prensa o realizar cualquier declaración o divulgación pública con respecto a este Contrato o las operaciones contempladas en él.

5.5. Acquisition Proposals. The Company and each Seller agrees that neither it nor any of its Representatives will, directly or indirectly (a) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, a Competing Transaction, (b) agree to or enter into any	5.5. Propuestas de Adquisición. La Empresa y cada Vendedor acuerdan que ninguno de sus Representantes, de forma directa o indirecta (a) solicitará, incentivará, iniciará o participará en ninguna negociación o discusión con respecto a una oferta o propuesta que constituya, o pueda razonablemente esperarse, que conduzca a, una Operación de la Competencia; (b) acordará o suscribirá

commitment or agreement relating to a Competing Transaction, (c) disclose any confidential information to any Person concerning the business or Assets of the Company in connection with any of the foregoing or (d) authorize any Representative to take any such action. The Sellers and the Company shall notify the Buyers promptly (and in any event within one day after attaining knowledge thereof) of receipt of any inquiry, contact or offer regarding a Competing Transaction, including all of the material terms thereof. The Company and the Sellers shall cease and cause to be terminated all existing discussions with any parties conducted heretofore with respect to any Competing Transaction.	ningún compromiso o acuerdo relacionado con una Operación de la Competencia; (c) divulgará ninguna información confidencial a ninguna Persona con respecto a la actividad empresarial o los Activos de la Empresa en relación con ninguno de los aspectos señalados; ni (d) autorizará un Representante a realizar dichos actos. Los Vendedores y la Empresa deberán notificar a los Compradores de forma inmediata (y en cualquier caso, dentro del día siguiente a haber entrado en conocimiento de ello) la recepción de una investigación, contacto u oferta en relación con una Operación de la Competencia, incluyendo todos los términos esenciales de la misma. La Empresa y los Vendedores cesarán y dispondrán el cese de todas las negociaciones con cualquiera de las partes realizadas con anterioridad al presente con respecto a cualquier Operación de la Competencia.

5.6. Notification of Certain Matters. Each Party shall promptly notify the other of (a) any Action that shall be instituted or threatened against such Party or its Subsidiaries to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement, (b) any occurrence or event which makes or could reasonably be expected to make any representation or warranty of such Party untrue or inaccurate and (c) any breach by such Party of any covenant or agreement to be complied with or satisfied in the Transaction Documents, provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.	5.6 Notificación de Asuntos Determinados. Cada Parte notificará de inmediato a la otra sobre (a) cualquier Acción que se inicie o amenace contra dicha Parte o sus Filiales con el objeto de impedir, prohibir o impugnar la legalidad de cualquier operación contemplada en este Contrato, (b) el acaecimiento de cualquier acontecimiento o evento del que se espere o podría esperarse de manera razonable, que convierta en falsa o inexacta a cualquier declaración o garantía de dicha Parte ;y (c) cualquier incumplimiento de dicha Parte de un convenio o acuerdo que debe cumplirse en los Documentos de la Operación, en el entendido de que la entrega de una notificación en cumplimiento de este Artículo 5.6 no limitará ni afectará los recursos disponibles conforme al presente de la Parte que reciba dicha notificación.

5.7. Company Actions. Each of the Sellers will cause the Company to perform all of the Company’s obligations set forth in the Transaction Documents, including causing the board of directors of the Company to unanimously approve and adopt this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.	5.7. Acciones de la Empresa. Cada Vendedor dispondrá que la Empresa cumpla con todas sus obligaciones establecidas en los Documentos de la Operación, y además dispondrá que la junta directiva de la Empresa apruebe en forma unánime y adopte este Contrato y los Documentos de la Operación y las operaciones contempladas en el presente y en esos documentos.

ARTICLE 6	ARTÍCULO 6

Additional Agreements	ACUERDOS ADICIONALES

6.1. Survival of the Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing Date for the applicable statute of limitations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a Party hereto to another Party hereto, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.	6.1. Vigencia de las Declaraciones y Garantías. Las declaraciones y garantías contenidas en este Contrato continuarán vigentes con posterioridad al vencimiento de la Fecha de Cierre para los efectos de la ley de prescripción aplicable. Si el reclamo se ha notificado por escrito antes del vencimiento de las declaraciones y garantías pertinentes, por una de las Partes del presente a la otra, entonces las declaraciones y garantías pertinentes permanecerán vigentes con posterioridad a dicho reclamo hasta su resolución definitiva.

6.2. General Release. As additional consideration for the sale of the Quotas pursuant to this Agreement, each of the Seller hereby unconditionally and irrevocably releases and forever discharges, effective as of the Closing Date, the Company and their Representatives, from any and all rights, claims, demands, judgments, obligations, Liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, relating to the Company, which ever existed, now exist, or may hereafter exist, by reason of any tort, breach of contract, violation of Law or other act or failure to act which shall have occurred at or prior to the Closing Date, or in relation to any other Liabilities of the Company. The Sellers expressly intend that the foregoing release shall be effective regardless of whether the basis for any claim or right hereby released shall have been known to or anticipated by the Sellers.	6.2. Renuncia General. Como contraprestación adicional a la venta de las Cuotas en virtud de este Contrato, cada Vendedor por la presente libera y exime en forma incondicional y a perpetuidad, con efecto a partir de la Fecha de Cierre, a la Empresa, de todos los derechos, reclamos, sentencias, obligaciones, Pasivos y daños y perjuicios, devengados o no devengados, declarados o no declarados, conocidos o desconocidos, relacionados con la Empresa, existentes en el pasado, que existan actualmente, o que existirán en el futuro, como consecuencia de cualquier hecho ilícito civil, incumplimiento de contrato, violación de la Ley o cualquier otra acción u omisión que haya ocurrido en o antes la Fecha de Cierre, o en relación con cualquier otro Pasivo de la Empresa. Los Vendedores procuran expresamente que la exención anterior sea válida independientemente de que el fundamento de cualquier reclamo o derecho liberado en el presente haya sido conocido o previsto por los Vendedores.

6.3. Indemnification.	6.3. Indemnización.

(a) Indemnification. Each of the Sellers agree, on a joint and several basis, to indemnify and hold harmless the Buyers and their respective affiliates and their respective representatives, successors and assigns (the “Buyers Indemnified Parties”) from, against and in respect of, the full amount of:	(a) Indemnización. Cada Vendedor acuerda, de forma solidaria, indemnizar y mantener indemne y libre y exento de responsabilidad a los Compradores y sus respectivas coligadas y sus respectivos representantes, sucesores y cesionarios (las “Partes Indemnizadas de los Compradores”) de, contra, y en lo que se refiere a, la cantidad total de:

(i) any and all Liabilities arising from, in connection with any breach or violation of (A) any representation or warranty of each of the Sellers contained in this Agreement or in any schedule or exhibit hereto, and (B) any covenant or agreement of each of the Sellers contained in this Agreement;	(i) Cualquiera y todo Pasivo que surja de, en relación con, cualquier incumplimiento o violación de (A) cualquier declaración o garantía de cada uno de los Vendedores contenida en este Contrato o en cualquier anexo o apéndice del mismo; y (B) cualquier convenio o acuerdo de cada uno de los Vendedores contenidos en este Contrato;

(ii) any other Taxes related to or arising from the transactions contemplated hereby or in contemplation hereof by reason of any Liability for Taxes of the Company’s partners which has its origin in operations before Closing and assessed by any taxing authority against the Sellers, their shareholders, the Company, either before or after the Closing Date;	(ii) Cualquier otro Impuesto relacionado con o derivado de las operaciones contempladas en el presente, o previstas en el presente, como consecuencia de cualquier Deuda Tributaria de los socios de la Empresa, que tenga su origen en operaciones realizadas antes del cierre y exigido por una autoridad fiscal contra los Vendedores, sus socios, la Empresa, sea antes o después de la Fecha de Cierre;

(iii) any and all Liabilities related to or arising from any products or services delivered by the Company prior to the Closing Date, including Liabilities for product recalls, product defects, warranty claims, personal injury or death; and	(iii) Todo Pasivo relacionado con o derivado de productos o servicios provistos por la Empresa antes de la Fecha de Cierre, incluyendo los Pasivos por retiro de productos, defectos de productos, reclamos de garantía, lesiones personales o fallecimiento; y

(iv) any and all Actions, demands, assessments or judgments, costs and expenses incidental to any of the foregoing	(iv) Toda Acción, demanda, valuación o sentencia, costo y gastos inherentes a cualquiera de ellos.

(b) Indemnification Procedure as to Third Party Claims.	(b) Procedimiento de Indemnización respecto de Reclamos de Terceros

Promptly after the Buyers Indemnified Party obtains knowledge of the commencement of any third party Action (any such Action being hereinafter referred to in this Section 6.3 as a “Claim”), in respect of which a Buyer Indemnified Party is entitled to indemnification under this Agreement, the Buyers Indemnified Party shall notify each of the Sellers of such Claim in writing. With respect to any Claim as to which such notice is given, the Sellers will assume and control the defense or otherwise settle such Claim with counsel reasonably satisfactory to the Buyers Indemnified Party and experienced in the conduct of Claims of that nature at the Sellers’ sole risk and expense;	Inmediatamente después de que la Parte Indemnizada de los Compradores entre en conocimiento del comienzo de cualquier Acción de terceros (dicha Acción se denomina a continuación en este Artículo 6.3 como el “Reclamo”), respecto de la cual una Parte Indemnizada de los Compradores tenga derecho a ser indemnizada según este Contrato, la Parte Indemnizada de los Compradores notificará a cada uno de los Vendedores de ese Reclamo por escrito. Con respecto a cualquier Reclamo notificado, los Vendedores asumirán y controlarán la defensa o, de lo contrario, resolverán dicho Reclamo con la asistencia legal de un abogado razonablemente satisfactoria para la Parte Indemnizada de los Compradores y con experiencia en la presentación de Reclamos por cuenta y riesgo de los Vendedores;

provided, however, that the Buyers Indemnified Party (1) shall be permitted to join the defense and settlement of such Claim and to employ counsel reasonably satisfactory to it at its expense, and (2) shall cooperate fully with the Sellers in the defense and any settlement of such Claim in any manner reasonably requested by the Sellers. The Sellers shall not make any settlement of any claims without the written consent of the Buyers Indemnified Party.	siempre y cuando la Parte Indemnizada de los Compradores (1) sea autorizada para participar en la defensa y resolución de dicho Reclamo o Demanda y contratar a un abogado que sea razonablemente satisfactorio para ello, debiendo soportar sus gastos; y (2) cooperará en todo sentido con los Vendedores en la defensa y resolución de dicho Reclamo de cualquier manera que sea razonablemente requerida por los Vendedores. Los Vendedores no procederán a resolver reclamos sin el previo consentimiento escrito de la Parte Indemnizada de los Compradores.

(ii) If the Sellers fail to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fail reasonably to contest such Claim in good faith, or the remedy sought by the claimant with respect to such Claim is not solely for money damages, the Buyers Indemnified Party, without waiving its right to indemnification, may, but is not required to, assume the defense and settlement of such Claim at the respective Sellers’ expense, provided, however, that (A) each of the Sellers shall cooperate with the Buyers Indemnified Party in the defense and settlement of such Claim in any manner reasonably requested by the Buyers Indemnified Party, and (B) the Buyers Indemnified Party shall not settle such Claim without the written consent of each of the Sellers, which consent shall not be unreasonably withheld or delayed	(ii) Si los Vendedores no asumen la defensa de dicho Reclamo o, tras haber asumido la defensa y resolución de tal Reclamo, omiten responder razonablemente al Reclamo de buena fe, o si el recurso pretendido por el demandante con respecto a dicho Reclamo no consiste exclusivamente en un resarcimiento por daños y perjuicios pecuniarios, la Parte Indemnizada de los Compradores, sin renunciar a su derecho a indemnización puede, pero no se le exige que lo haga, asumir la defensa y resolución de dicho Reclamo por cuenta y cargo de los Vendedores, en el entendido de que (A) cada uno de los Vendedores cooperará con la Parte Indemnizada de los Compradores en la defensa y resolución de dicho Reclamo de la manera razonablemente requerida, por la Parte Indemnizada de los Compradores, y (B) la Parte Indemnizada de los Compradores no resolverá Reclamo sin el revio consentimiento escrito de cada uno de los Vendedores, cuyo consentimiento no podrá denegarse ni demorarse injustificadamente.

6.4. Confidentiality. Each of the Sellers acknowledge that the Company Intellectual Property, the Licensed Intellectual Property and all other confidential or proprietary information with respect to the business and operations of the Company are valuable, special and unique. Each of the Sellers shall not, at any time after the Closing Date, disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any Company	6.4. Confidencialidad. Cada Vendedor reconoce que la Propiedad Intelectual de la Empresa, la Propiedad Intelectual Autorizada y otras informaciones confidenciales o propias de la empresa con respecto a sus actividades comerciales y operaciones son valiosas, especiales y únicas. Los Vendedores no divulgarán, en ningún momento con posterioridad a la Fecha de Cierre, en forma directa o indirecta, ni utilizarán o intentarán utilizar ninguna Propiedad Intelectual de la Empresa,

Intellectual Property, Licensed Intellectual Property, confidential or proprietary information with respect to the Company, the Buyers, whether or not for the each of the Seller’s own benefit, without the prior written consent of the Buyers. Each of the Sellers acknowledge that the Buyers would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of the Company.	Propiedad Intelectual Autorizada, información confidencial o propia de la empresa con respecto a la misma, a los Compradores, en beneficio propio o de cada uno de los Vendedores, sin el previo consentimiento por escrito de los Compradores. Cada Vendedor reconoce que los Compradores no suscribirían este Contrato si no se le garantizara que toda la información confidencial se utilizará en beneficio exclusivo de la Empresa.

All the documentation and/or information, irrespective of their nature or support containing it, which has been provided by the Company or the Buyers, and that is their own or directly belongs to the party providing it, shall be considered “Confidential Information”. The transaction sought to be carried out and in general all the information received or delivered, including all kind of technical, operational information or information regarding the businesses or activities of the parties shall also be deemed Confidential Information. The parties agree to keep any information received strictly confidential, and the parties are hereby expressly authorized to disclose such information to its legal and accounting counsels and advisors, who shall issue the required reports.	Toda aquella documentación y/o información, cualquiera sea su naturaleza o el soporte en el cual conste, que haya sido proporcionada por la Empresa o los Compradores, y que sea propia o que pertenezca directamente a la parte que la proporciona, será considerada “Información Confidencial” . Será también Información Confidencial para ambas partes, el negocio que se pretende hacer y en general toda la información que se reciba o entregue, incluyendo todo tipo de información técnica, operacional o relativa a la actividad comercial de las partes. Las partes, se obligan a mantener la información recibida en carácter de confidencialidad, quedando expresamente autorizados para revelar esta información a sus asesores legales y contables, quienes serán los que emitan los informes requeridos.

It is expressly forbidden to the parties to make copies of the Confidential Information and retain all written and disclosed confidential information, which must be returned to the other party upon non-consummation of the sale.

Queda expresamente prohibido a las partes realizar copias de la Información Confidencial y retener la Información Confidencial escrita entregada, la que deberá ser restituida a la otra parte en el evento de que no se realice la venta.

Any infringement of the confidentiality duty referred to in the preceding paragraph, shall cause the defaulting party to be held liable for any damages that could be derived therefrom.	Cualquier infracción a la obligación de confidencialidad señalada en el párrafo precedente, hará a la parte incumplidora responsable de los perjuicios que de ello se pudiese derivar

6.5. Continuing Obligations. The restrictions set forth in Section 6.4 are considered by the Parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Company and the Buyers. The Buyers and the Sellers acknowledge that the Buyers would be irreparably harmed and that	6.5. Obligaciones Permanentes. Las restricciones establecidas en el Artículo 6.4 están consideradas por las Partes como razonables a los efectos de proteger el valor del negocio y buena voluntad de la Empresa y los Compradores. Los Compradores y los Vendedores reconocen que los Compradores podría sufrir daño monetary damages would not provide an adequate remedy to the Buyers in the event the covenants contained in Section 6.4 were not complied with in accordance with their terms. Accordingly, the Sellers agree that any breach or threatened breach by any of them of any provision of Section 6.4 shall entitle each Buyer to injunctive and other equitable relief to secure the enforcement of these provisions, without posting a bond, in addition to any other remedies which may be available to the Buyers, and that the Buyers shall be entitled to receive from the Sellers reimbursement for all attorneys’ fees and expenses incurred by the Buyers in enforcing these provisions. It is the desire and intent of the Parties that the provisions of Section 6.4 be enforced to the fullest extent permissible under the Laws and public policies of each jurisdiction in which enforcement is sought.

irreparable y que los daños monetarios no serían un remedio adecuado para los Compradores en caso de que no se cumpliera con las disposiciones del Artículo 6.4. En consecuencia, los Vendedores acuerdan que cualquier incumplimiento o amenaza de incumplimiento por parte de cualquiera de ellos de cualquier disposición del Artículo 6.4 facultará a los Compradores a solicitar una medida precautoria o cautelar que garantice el cumplimiento de estas cláusulas, sin depositar caución alguna, además de cualquier otra reparación que pueda estar disponible para los Compradores, y que los Compradores estarán facultados para recibir de los Vendedores el reembolso de todos los honorarios y gastos de abogados incurridos por los Compradores para exigir el cumplimiento de las cláusulas o disposiciones del presente. Es deseo e intención de las Partes que se exija el cumplimiento de las cláusulas del Artículo 6.4 se apliquen con el máximo alcance posible permitido por las Leyes y normas de orden orden público de cada jurisdicción en que se exige dicho cumplimimento.

ARTICLE 7	ARTÍCULO 7

CLOSING; CONDITIONS PRECEDENT; TERMINATION	CIERRE; CONDICIONES PREVIAS; TÉRMINO

7.1.Closing. The transfers and deliveries to be made pursuant to this Agreement (the “Closing”) shall take place at the offices of Claro & Cía. at Apoquindo 3.721, 14th Floor, Santiago, on or around April 30, 2012 (the “Closing Date”), or on such other date and at such other place as may be agreed to by the Parties once all conditions set forth in this clause seven are fullfilled. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.	7.1. Cierre. Las transferencias y entregas que deban realizarse de acuerdo con este Contrato (el “Cierre”) tendrán lugar en las oficinas de Claro & Cía. ubicadas en Apoquindo 3.721, Piso 14, Santiago, el 30 de Abril de 2012 o aproximadamente en esa fecha (la “Fecha de Cierre”), o en cualquier otra fecha o lugar acordados por ambas Partes una vez se cumplan las condiciones previstas en esta cláusula séptima. Todos los procedimientos y documentos a otorgarse al Cierre se considerarán realizados, celebrados u otorgados en forma simultánea, y ningún procedimiento ni documento se considerará realizado u otorgado hasta que todos hayan sido realizados, celebrados u otorgados.

(a) At the Closing, each Seller shall deliver to the Buyers (i) a duly executed Quota Transfer Deed, (ii) a notarized power of attorney issued by each Seller appointing the attorney in fact authorized to sign the Transaction Documents on their behalf; (iii) an	(a) Al Cierre, cada Vendedor entregará a los Compradores (i) una Escritura de Cesión de Cuota debidamente otorgada, (ii) un poder notarial otorgado por cada Vendedor en el que se designe al apoderado autorizado para firmar los Documentos de la Operación

executed counterpart of the Escrow Agreement, (iv) such documents as are required to be delivered by such Seller to satisfy the conditions set forth in Section 7.2, and (v) such other documents and instruments as the Buyers may reasonably request	en su nombre y representación; (iii) un ejemplar debidamente firmado del Contrato de Garantía, (iv) todos aquellos documentos que deben ser entregados por cada Vendedor en cumplimiento de las condiciones establecidas en el Artículo 7.2, y (v) todos los demás documentos e instrumentos que los Compradores pueda razonablemente requerir;

(b) At the Closing, the Buyers shall (i) deliver the Closing Consideration to the Sellers pursuant to Section 2.2(a)(i), (ii) deliver the Escrow Consideration to the Escrow Agent pursuant to Section 2.2(a)(ii) and (iii) deliver to the Sellers a copy of the estatutos of the Buyers evidencing their authorization of the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby; (iv) deliver an executed counterpart of the Escrow Agreement, and (v) such documents as are required to be delivered by the Buyers to satisfy the conditions set forth in Section 7.2	(b) Al Cierre, los Compradores entregarán (i) la Contraprestación de Cierre a los Vendedores de acuerdo con el Artículo 2.2(a)(i), (ii) la Contraprestación de Depósito al Depositario de acuerdo con el Artículo 2.2(a)(ii) y (iii) a los Vendedores una copia de los estatutos de los Compradores que acrediten su autorización para celebrar, suscribir y otorgar los Documentos de la Operación y la materialización de las operaciones contempladas en ellos; (iv) un ejemplar debidamente firmado del Contrato de Depósito en Garantía, y (v) todos aquellos otros documentos que los Compradores deba entregar u otorgar en cumplimiento de las condiciones establecidas en el Artículo 7.2.

7.2. Conditions Precedent to the Obligations of the Buyers. The obligations of the Buyers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following conditions.	7.2 Condiciones Previas a las Obligaciones de los Compradores. Las obligaciones de los Compradores de materializar las operaciones contempladas en este Contrato están sujetas al cumplimiento o renuncia escrita, en o antes del Cierre, de cada una de las siguientes condiciones.

(a) Representations and Warranties. The representations and warranties of each of the Sellers contained in this Agreement and in any certificate or other document delivered pursuant to this Agreement shall have been true and correct when made and shall be true and correct in all material respects (except for those representations and warranties which are by their terms qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the Closing Date (except to the extent such representations and warranties are made as of another date, in which case as of such date) with the same force and effect as though made on and as of such date.	(a) Declaraciones y Garantías. que todas las declaraciones y garantías de los Vendedores contenidas en este Contrato o en cualquier certificado u otro documento entregado de acuerdo con este Contrato sean auténticas y correctas a la fecha de su creación y que sean auténticas y correctas en sus aspectos esenciales (excepto aquellas declaraciones y garantías que por sus términos se califiquen como esenciales, las cuales serán auténticas y correctas en todos los aspectos) a partir de la Fecha de Cierre (excepto en la medida en que tales declaraciones y garantías correspondan a otra fecha, en cuyo caso, será a partir de esa fecha) con la misma fuerza y efecto con que se crearon en y a partir de tal fecha.

(b) Covenants. The covenants and agreements of each of the Sellers contained in this Agreement to be performed or complied with on or prior to the Closing Date shall have been duly performed or complied with in all material respects, including without limitation, the delivery of the Financial Statements, as set forth in Section 4.7 above.	(b) Obligaciones. que todas las obligaciones y acuerdos de cada Vendedor contenidos en este Contrato que deben cumplirse en o antes de la Fecha de Cierre hayan sido cumplidos debidamente en todos los aspectos esenciales, incluyendo sin limitación, la entrega de los Estados Financieros, de conformidad con lo establecido en la Sección 4.7 precedente.

(c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect	(c) Ausencia de Efecto Material Adverso. que no haya existido ni ocurrido ningún Efecto Material Adverso.

(d) Certificate. The Company and each of the Sellers shall have delivered to the Buyers a certificate executed by a duly authorized legal representative of the Company and such Seller (or by Seller if an individual), dated the Closing Date, certifying in such detail as Buyers may reasonably request, that the conditions specified in Sections 7.2(a), (b) and (c) above have been fulfilled and as to such other matters as Buyers may reasonably request.	(d) Certificado. que la Empresa y cada Vendedor haya entregado a los Compradores un certificado emitido por un representante legal debidamente autorizado de la Empresa y dicho Vendedor (o por el Vendedor si es una persona física), a la Fecha de Cierre, que certifique con la descripción detallada que los Compradores pudieran razonablemente requerir, que se ha cumplido con las condiciones especificadas en los Artículos 7.2(a), (b) y (c) anteriores, y con todos los demás requisitos que los Compradores pudieran razonablemente requerir..

(e) Consents. The Company and each of the Sellers shall have obtained, each in form and substance satisfactory to Buyers, (i) the consents and approvals that should be obtained according to applicable laws and regulations, if any, and (ii) all other consents and approvals of Governmental Authorities and other Persons required, or which the Buyers deems necessary, to consummate the transactions contemplated by this Agreement, in each case which shall have been obtained without the imposition of any adverse terms or condition which would adversely affect Buyers or its ability to operate the Company after the Closing.	(e) Consentimientos. que la Empresa y cada Vendedor hayan obtenido, de manera satisfactoria, en forma y esencia, para los Compradores, (i) los consentimientos y aprobaciones que deberían obtenerse de acuerdo con las leyes y reglamentaciones aplicables, si las hubiere, y (ii) todos los otros consentimientos y aprobaciones de las Autoridades Gubernamentales y otras Personas exigidos, o que los Compradores estime necesarias, para materializar las operaciones contempladas en este Contrato, los que, en cada caso hayan sido obtenidos sin la imposición de ningún término o condición adversa que pudiera afectar de manera adversa a los Compradores o a su capacidad de operar la Empresa luego del Cierre.

(f) Each of the officers of the Company affiliated with the Sellers shall have resigned and deliver the Company with a full and complete release of any and all claims such persons have or may have against the Company.	(f) que cada funcionario de la Empresa coligada con los Vendedores haya renunciado y entregado a la Empresa una renuncia absoluta y completa de todos y cada uno de los reclamos que esas personas tengan o puedan querer hacer valer contra la Empresa.

(g) Each of the Sellers shall comply with its respective obligation to close the transaction contemplated hereunder.	(g) Cada Vendedor cumplirá con su obligación respectiva de cerrar la operación contemplada en el presente.

(h) Each of the Manufacturing Agreement and the Non-Compete Agreement has been executed and be in full force and effect.	(h) que cada Contrato de Manufactura y de No Competencia haya sido celebrado y se encuentre vigente.

(i) that the Financial Statement (specially the Closing Date Trial Balance), shows a positive balance in the working capital of the Company.	(i) que los Estados Financieros (en especial, el Balance de Cierre), muestran un capital de trabajo positivo de la Empresa.

(j) evidence of the termination or release of (a) the “Convenio de fabricación, distribución, explotación y uso de marcas” dated September 25, de 2009, between the Company and Arama Laboratorios y Cía Ltda.; (b) the lease agreement between the Company and Comercial Biotonic Chile Ltda., dated September 25, de 2009; y (c) the services agreement between Importadora Sava Ltda. and the Company dated October 1st, 2009.	(j) constancia de la terminación o finiquito de: (a) el “Convenio de fabricación, distribución, explotación y uso de marcas” de fecha 25 de septiembre de 2009, entre la Empresa y “Arama Laboratorios y Cía Ltda.; (b) el contrato de arriendo para almacenamiento de MP y material de envase entre la Empresa y Comercial Biotonic Chile Ltda., de fecha 25 de septiembre de 2009; y (c) el contrato de consultoría existente entre Importadora Sava Ltda. y la Empresa de fecha 1° de octubre de 2009.

(k) prior to the (i) signing of this Agreement, the Sellers (though their respective Investment Companies) increased the equity capital of the Company by contributing all of the Arama Assets, as described in letter C. of the preliminary statements to this Contract; (ii) Closing, the Sellers shall inform the capital increase described in letter C. of the preliminary statements to this Contract in the Chilean Internal Revenue Service; and (iii) Closing, the Sellers shall at their sole cost and expense have properly submitted all Arama Assets before the INAPI or the relevant Governmental Authority, in the manner set forth in Section 4.14(a) above in order to consummate the transfer and capital contribution of the Arama Assets to the Company described in (i) above.	(k) con anterioridad a (i) esta fecha, los Vendedores (a través de sus Sociedades de Inversiones), aumentaron el capital de la Empresa mediante el aporte de todos los Activos Arama, conforme a lo descrito en la letra C. de las declaraciones preliminares a este Contrato; (ii) la fecha de Cierre, los Vendedores deberán informar el aumento de capital descrito descrito en la letra C. de las declaraciones preliminares a este Contrato ante el Servicio de Impuestos Internos; y (iii) la fecha de Cierre, los Vendedores deberan a costo, presentar en forma adecuada ante el INAPI o la Autoridad Gubernamental competente, en la forma establecida en la Sección 4.14(a) precedente, las transferencias de los Activos Arama a la Empresa, para efectos de consumar la transferencia y el aporte de capital descrito en el literal (i) anterior.

(l) prior to the Closing Date, Arama Laboratorios has properly submitted before the INAPI, the transfer of the trademark “Arama”, Registration N° 662065 (included within the Arama Assets definition set forth above) to the Company for the purposes of paying off a debt it had with the Company.	(l) con anterioridad a la fecha de Cierre, Arama Laboratorios, ha procedido a presentar en forma adecuada ante el INAPI, la transferencia de la marca “Arama”, Registro N° 662065 (la cual se entiende incluída dentro de la definición de Activos Arama establecida precedentemente) a la Empresa, a efectos de liquidar una deuda que mantenía con la Empresa.

The transfer of the Arama Assets to the Company is an essential component of the Buyers agreeing to enter into this transaction and any failure to transfer the Arama Assets and fully vest such Arama Assets in the Company shall constitute a material breach of this Agreement.	La transferencia de los Activos Arama a la Empresa es un componente esencial para que los Compradores acuerden suscribir la presente transacción por lo que cualquier fracaso en la transferencia de los Activos Arama a la Empresa será constitutivo de un incumplimiento material de este Contrato.

Notwithstanding the foregoing, in the event that the transfer of one or more trademarks and / or Pharmaceutical Health Records, is not approved in all respects by INAPI or ISPs, Sellers shall correct such defect at their sole cost and expense.	Sin perjuicio lo anterior, en el evento de que la transferencia de una o más marcas comerciales y/o registros sanitarios farmacéuticos no sea aprobada en todo sentido en el INAPI o ISP, los Vendedores deberán subsanar dicho defecto a su costo.

7.3. Conditions Precedent to the Obligations of each of the Sellers and the Company. The obligations of each of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following conditions.	7.3 Condiciones Previas a la Obligaciones de cada Vendedor y de la Empresa. Las obligaciones de los Vendedores con el objeto de materializar las operaciones contempladas en este Contrato están sujetas al cumplimiento o renuncia, en o antes del Cierre , de cada una de las siguientes condiciones.

(a) Representations and Warranties. The representations and warranties of Buyers contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall have been true and correct when made and shall be true and correct in all material respects (except for those representations and warranties which are by their terms qualified by materiality, which shall be true and correct in all respects) as of the Closing Date (except to the extent such representations and warranties are made as of another date, in which case as of such date) with the same force and effect as though made on and as of such date.	(a) Manifestaciones y Garantías. que todas las declaraciones y garantías de los Compradores contenidas en este Contrato o en cualquier certificado u otro documento otorgado de acuerdo con este Contrato hayan sido auténticas y correctas al momento de su creación y sean auténticas y correctas en todos sus aspectos esenciales (excepto aquellas declaraciones y garantías que por sus términos se califiquen como importantes, las cuales serán auténticas y correctas en todos los aspectos) a partir de la Fecha de Cierre (excepto en la medida en que tales declaraciones y garantías correspondan a otra fecha, en cuyo caso serán autéticas a partir de dicha fecha) con la misma fuerza y efecto con el que se crearon en y a partir de esa fecha.

(b) Covenants. The covenants and agreements of the Buyers contained in this Agreement to be performed or complied with on or prior to the Closing Date shall have been duly performed or complied with in all material respects	(b) Obligaciones. Que todas las obligaciones y acuerdos de los Compradores contenidos en este Contrato que deben cumplirse en o antes de la Fecha de Cierre hayan sido cumplidos debidamente en todos los aspectos esenciales.

7.4. Termination	7.4 Terminación.

(a) This Agreement and the transactions contemplated hereby may be terminated prior to the Closing:	(a) Este Contrato y las operaciones contempladas en este pueden terminar antes del Cierre:

(i) at any time by mutual consent of the Parties;	(i) en cualquier momento por consentimiento mutuo de las Partes;

(ii) by either Party if the Closing has not occurred on or prior to April 30, 2012 (the “Termination Date”), provided that the failure of the Closing to occur by such date is not the result of the failure of the Party seeking to terminate this Agreement to perform or fulfill any of its obligations hereunder;	(ii) por cada Parte si el Cierre no se ha llevado a cabo antes del día 30 de abril de 2012 (la “Fecha de Terminación”), siempre y cuando el incumplimiento del Cierre no haya sido ocasionado por la Parte que pretende terminar este Contrato como consecuencia del incumplimiento de cualquiera de sus obligaciones establecidas en el presente;

(iii) by either Party if there shall be any Governmental Order that is final and non-appealable having the effect of making the purchase of the Quotas to the Sellers illegal;	(iii) por cualquiera de las Partes en caso de que se haya pronunciado una Orden Gubernamental que sea definitiva e inapelable y que disponga que la Compra de las Cuotas por parte de los Vendedores es contraria a la ley;

(iv) by the Buyers, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or any Seller set forth in this Agreement or if any representation or warranty of the Company or any Seller shall have become untrue, such that, in either case, the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied, provided, however, that if such breach is curable by the Company or such Seller, as applicable, the Agreement may not be terminated by the Buyers for so long as the Company or Seller, as applicable, continues to exercise its best efforts to cure such breach, unless such breach is not cured with 10 days after notice of such breach is provided by the Buyers; or	(iv) por los Compradores, en caso de violación de cualquier declaración, garantía, obligación o acuerdo por parte de la Empresa o cualquier Vendedor establecido en este Contrato, o si cualquier declaración o garantía de la Empresa o de cualquier Vendedor haya sido declarada falsa, ante lo cual, en cada caso, las condiciones establecidas en el Artículo 7.2(a) o en el Artículo 7.2(b) no podrían cumplirse, siempre y cuando si dicha violación es subsanable por la Empresa o el Vendedor, según el caso, los Compradores no terminarán el Contrato durante el tiempo en que la Empresa o el Vendedor continúen realizando sus máximos esfuerzos para subsanar tal violación, a menos que dicha violación no se subsanare dentro de 10 días siguientes a su notificación a los Compradores; o

(v) by the Sellers, upon a breach of any representation, warranty, covenant or agreement on the part of the Buyers set forth in this Agreement or if any representation or warranty of the Buyers shall have become untrue, such that, in either case, the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied, provided, however, that if such breach is curable by the Buyers, the Agreement may not be	(v) por los Vendedores, en caso de violación de cualquier declaración, garantía, obligación o acuerdo por parte de los Compradores establecido en este Contrato, o si cualquier declaración o garantía de los Compradores haya sido declarada falsa, ante lo cual, en cada caso, las condiciones establecidas en el Artículo 7.3(a) o en el Artículo 7.3(b) no podrían cumplirse, siempre y cuando si dicha violación sea subsanable por los Compradores,

terminated by the Sellers for so long as the Buyers continues to exercise its best efforts to cure such breach, unless such breach is not cured with 10 days after notice of such breach is provided by the Sellers.	según el caso, los Vendedores no terminen el Contrato durante el tiempo en que los Compradores continúen realizando sus máximos esfuerzos para subsanar tal violación, a menos que dicha violación no se subsanare dentro de 10 días siguientes a su notificación a los Vendedores.

(b) If this Agreement is terminated pursuant to this Section 7.4, written notice thereof shall promptly be given by the Party electing such termination to the other Party and, subject to the expiration of the cure periods provided in clauses (iv) and (v) above, this Agreement shall terminate without further actions by the Parties and no Party shall have any further obligations under this Agreement; provided that any termination of this Agreement pursuant this Section shall not relieve any Party from any liability for the breach of any representation, warranty or covenant contained in this Agreement or be deemed to constitute a waiver of any remedy available for such breach	(b) En caso de terminación de este Contrato de acuerdo con este Artículo 7.4, la Parte que haya optado por terminarlo debe notificar por escrito en forma inmediata de su intención de hacerlo y, sujeto al vencimiento de de los períodos de subsanación previstos en las cláusulas (iv) y (v) mencionadas anteriormente, este Contrato se terminará sin acciones posteriores de ninguna de las Partes, y ninguna de las Partes tendrá obligación posterior alguna bajo este Contrato; en el entendido que la terminación de este Contrato de acuerdo con este artículo, no eximirá a ninguna de las Partes de su responsabilidad por falsedad de toda declaración, garantía o incumplimiento de cualquier obligación contenida en este Contrato, o se considere una renuncia a cualquier acción disponible para subsanar dicho incumplimiento.

7.5. Default Compensation

The failure of any of the parties to comply with this agreement, or the obligations hereunder, or to appear no later than the Closing Date or any extension thereof that may be mutually agreed upon by the parties shall cause the defaulting party to pay the non-defaulting party the sum of US $400.000 provided that the non-defaulting party has complied with all of its obligations under this Agreement and each of the conditions to Closing have been met. Notwithstanding the foregoing, the parties mutually agree that the above default compensation, in any case, shall not prevent or constitute a restriction for the non-defaulting party to request and sue for, besides the above default compensation, the actual damages that breach of this Agreement by the defaulting party may cause the other in accordance with the provisions of Article 1543 of the Civil Code.

7.5 Indemnización por Incumplimiento.

Si alguna de las partes no diere cumplimiento a este contrato, a las obligaciones que emanan de él o no concurriera el cierre dentro de la Fecha de Cierre o plazo superior que de común acuerdo determinen las partes, la parte incumplidora deberá pagar a la parte diligente la suma de US $400.000, en el entendido que la parte cumplidora haya dado cumplimiento con todas sus obligaciones bajo este Contrato y cada una de las condiciones de Cierre se hayan cumplido. Se deja especial constancia por las partes que lo anterior, en ningún caso impedirá o constituirá una restricción para que la parte cumplidora pueda demandar, además de la pena antes estipulada, los perjuicios efectivos que el incumplimiento de la parte incumplidora le ocasione de conformidad con lo establecido en el artículo 1543 del Código Civil.

ARTICLE 8	ARTÍCULO 8

MISCELLANEOUS	DISPOSICIONES VARIAS

8.1. Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the Parties at the addresses set forth below their names on the signature pages of this Agreement (or at such other addresses as shall be specified by the Parties by like notice).	8.1. Notificaciones. Toda notificación u otro comunicado que se exija en este Contrato se realizará por escrito y se entregará personalmente o se enviará por correo certificado, con acuse de recibo, franqueo pagado por anticipado, o será enviado por fax o por por un servicio de correo privado dirigidos a las otras Partes a las direcciones que se indican debajo de sus nombres en las páginas de firmas de este Contrato, (o a tales otras direcciones que sean especificadas por escrito por las Partes mediante una notificación similar). .

Such notices, demands, claims and other communications shall be deemed given when actually received or (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery, (b) in the case of facsimile, the date upon which the transmitting Party received confirmation of receipt by facsimile, telephone or otherwise.	Tales notificaciones, demandas, reclamos, y otros comunicados se considerarán entregados cuando hayan sido efectivamente recibidos o (a) en el caso de la entrega por servicio de correo privado, que garantiza la entrega al día siguiente, el día posterior o bien el día designado para su entrega, (b) en el caso de que sea enviada por fax, la fecha en la cual la Parte que realiza la notificación reciba la confirmación de recepción por fax, teléfono u otro medio.

To such effect, the Buyers establishes his domicile in Agustinas 640, 10th floor, in the City of Santiago, A copy of any communications or notices delivered to the Buyers shall also be sent to OPKO Health, Inc., 4400 Biscayne Boulevard, Miami, Florida 33137, Attn: Deputy General Counsel, Fax (305) 575-4140.	Para estos efectos, el comprador fija su domicilio en Agustinas 640, piso 10, Santiago, debiendo enviarse copia de toda comunicación o notificación a las oficinas de OPKO Health, Inc., 4400 Biscayne Boulevard, Miami, Florida 33137, A la atención de: Deputy General Counsel, Fax (305) 575-4140.

To such effect, the Sellers establish their domiciles in Santa Lucía 330, Segundo Piso, Santiago.	Para estos efectos, los vendedores fijan su domicilio en calle Santa Lucía 330, Segundo Piso, Santiago.

8.2. Entire Agreement. This Agreement, its schedules and exhibits, and the Transaction Documents contain every obligation and understanding between the Parties relating to the subject matter hereof, merges all prior discussions, negotiations and agreements, if any, between them, and none of the Parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein or therein.	8.2. Contrato Completo. Este Contrato, sus anexos y apéndices y los Documentos de la Transacción, contienen todas las obligaciones y acuerdos convenidos entre las Partes relacionadas con su contenido, reúne todas las discusiones, negociaciones y acuerdos previos, si los hubiere, entre ellas, y ninguna de las Partes estará obligada a cumplir ninguna declaración, garantía, obligación u otro arreglo, que no esté expresado ni referido aquí.

8.3. Assignment. This Agreement may not be assigned by any Party without the written consent of the other Parties; provided that the Buyers may assign this Agreement to a Subsidiary, whether such Subsidiary currently exists or is formed in the future. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.	8.3. Cesión. Este Contrato no será cedido por ninguna Parte sin el consentimiento por escrito de las otras Partes; sin perjuicio que los Compradores podrán ceder este Contrato a una Filial , en caso de que dicha Filial exista actualmente o se constituya en el futuro. Este Contrato entrará en vigencia y será obligatorio y vinculante y redundará en beneficio de las Partes y sus sucesores, herederos, representantes personales, representantes legales y derechohabientes permitidos.

8.4. Waiver and Amendment. Any waiver, extension or amendment of this Agreement shall be evidenced by an instrument in writing executed on behalf of the appropriate Party. No waiver by any Party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement.	8.4. Renuncia y Enmienda. Toda renuncia, prórroga o enmienda de este Contrato se realizará por medio de un instrumento escrito otorgado en representación de la Parte respectiva. Ninguna renuncia de alguna de las Partes del presente, sea expresa o implícita, de sus derechos en virtud de una cláusula de este Contrato constituirá una renuncia de los derechos de dicha parte bajo esas cláusulas en cualquier otro momento, ni una renuncia de los derechos de dicha parte conforme a otra cláusulade este Contrato.

No failure by any Party hereto to take any action against any breach of this Agreement or default by another Party shall constitute a waiver of the former Party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other Party.	La omisión de cualquiera de las Partes de adoptar alguna medida en caso de violación de este Contrato o del incumplimiento incurrido por otra Parte no constituirá una renuncia del derecho de la primera Parte a exigir el cumplimiento de cualquier cláusula de este Contrato o adoptar una medida contra dicha violación o incumplimeinto o cualquier violación o incumplimiento futuro por dicha Parte.

8.5. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement	8.5. Ausencia de Tercero Beneficiario. Ninguna cláusula expresa o implícita de este Contrato pretende ser, ni será interpretada como, que otorga a una Persona distinta de las Partes del presente y sus respectivos herederos, representantes personales representantes legales, sucesores y derechohabientes permitidos, derechos o recursos en virtud de o como consecuencia de este Contrato.

8.6. Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder	8.6. Divisibilidad (Invalidez Parcial). En caso de que una o más de las cláusulas contenidas en este Contrato sea declarada inválida, nula o inexigible, las restantes

of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.	cláusulas de este Contrato permanecerán en vigencia, y la cláusula declarada inválida, nula o inexigible de este Contrato se interpretará con el significado más cercano posible alque fue redactada.

8.7. Expenses. Each Party agrees to pay, without right of reimbursement from the other party, the costs (hereafter referred to as “Costs”) incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such Party in connection herewith	8.7. Gastos. Cada Parte se compromete a pagar, sin derecho de reembolso de la otra parte, los costos (en lo sucesivo denominados “Costos”) incurridos por ella, relacionados con el cumplimiento de sus obligaciones asumidas en este Contrato y la materialización de las operaciones contempladas en el presente, incluyendo, entre otras, la elaboración/redacción de este Contrato, así como los honorarios y gastos en concepto de abogados, contadores y consultores ejecutivos contratados por la Parte respectiva.

8.8. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.	8.8. Títulos. Los artículos y otros títulos contenidos en este Contrato sólo constituyen una referencia y no afectarán el significado ni la interpretación de ninguna de las cláusulas o disposiciones de este Contrato.

8.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.	8.9. Ejemplares. Este Contrato se otorgará en cualquier número de ejemplares, cada uno de las cuales se considerará un único y el mismo instrumento.

8.10. Litigation; Prevailing Party. In the event of any litigation with regard to this Agreement, the prevailing Party shall be entitled to receive from the non-prevailing Party and the non-prevailing Party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing Party.	8.10. Litigio, Parte Predominante. En caso de cualquier litigio con respecto a este Contrato, la Parte predominante tendrá derecho a recibir de la Parte no predominante, y la Parte no predominante pagará , previa intimación,todos los honorarios y gastos legales razonables incurridos por la Parte predominante

8.11. Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the Parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the Parties hereto at law or in equity.	8.11. Medidas Cautelares. Es posible que los recursos ante la ley sean inadecuados y, por lo tanto, las Partes de este Contrato tendrán derecho a solicitar recursos equitativos incluyendo, entre otros, pero medidas cautelares, cumplimiento estricto u otros recursos equitativos además de todos los recursos legales adicionales estipulados en el presente o disponibles para las Partes conforme a la ley o la equidad.

8.12. Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the Chile without reference to the choice of law principles thereof.	8.12. Ley Aplicable. Este Contrato se ha celebrado y se interpretará y exigirá su cumplimiento de acuerdo con las leyes chilenas independientemente de las normas que rigen los conflictos de leyes entre diversas jurisdicciones.

8.13. Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with Chilean law. Any dispute or controversy between the Parties, by arising from or related to this Agreement and the Parties of this Agreement shall be finally settled by an árbitro mixto designated by mutual agreement of the Parties or in case the Parties do not agree in the appointment of the arbitrator, it shall be appointed by the Santiago Chamber of Commerce, for which purpose the Parties hereby grant an special power of attorney so that it may, upon written request of any of the Parties, appoint the arbitrator from the list of the Centro de Arbitraje y Mediación de Santiago. The arbitration procedure shall take place in Santiago de Chile and shall be conducted in the Spanish language.	8.13. Jurisdicción y Competencia. Este contrato se regirá e interpretará de acuerdo con la ley chilena. Cualquier disputa o controversia entre las Partes, derivada de o relacionada con este Contrato y las Partes de este, será resuelta en instancia final por un árbitro mixto designado por acuerdo mutuo de las Partes, o en caso de que las Partes no acuerden la designación del árbitro, éste será nombrado por la Cámara de Comercio de Santiago, a la cual las Partes de este Contrato otorgan un poder notarial especial a fin de que pueda, mediante acuerdo escrito de ambas Partes, designar un árbitro de éntre los integrantes del panel del Centro de Arbitraje y Mediación de Santiago. El proceso de arbitraje tendrá lugar en Santiago de Chile y se llevará a cabo en idioma español.

8.14 Governing Language. This Agreement is executed in both the English and Spanish language, both of which shall bind Seller and the Buyers, which constitute one and the same instrument; provided, however, that in the case of doubt as to the proper interpretation or construction of this Contract, the English text shall be controlling.	8.14 Idioma de Prevalencia. Este Contrato es suscrito en los idiomas inglés y castellano, idiomas ambos que obligan al Vendedor y Comprador y que constituyen uno sólo e idéntico instrumento; en el entendido, sin embargo, que en caso de duda sobre la adecuada interpretación o inteligencia de este Contrato, el texto en inglés prevalecerá.

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.	EN FE DE LO CUAL, las partes han celebrado este Contrato en la fecha y año que se indican ut supra.

Samuel Alexandre Arama pro se and on behalf of the Company “Inversiones SVJV Limitada	Samuel Alexandre Arama por sí y en representación de la sociedad “Inversiones SVJV Limitada”

Bruno Sergiani pro se and on behalf of the company “Inversiones BS Limitada	Bruno Sergiani por sí y en representación de la sociedad “Inversiones BS Limitada”

Pierre Y-Ves Le Goff pro se and on behalf of the company “Inversiones PYTT Limitada”	Pierre Y-Ves Le Goff por sí y en representación de la sociedad “Inversiones PYTT Limitada”

Samuel Alexandre Arama on behalf of the company “Arama Laboratorios y Compañía Limitada”	Samuel Alexandre Arama en representación de la sociedad “Arama Laboratorios y Compañía Limitada”

Matías de Marchena on behalf of the company “Opko Health, Inc.”	Matías de Marchena en representación de la sociedad “Opko Health, Inc.”

Hans Berner Soto on behalf of the company “Opko Chile S.A.”	Hans Berner Soto en representación de la sociedad “Opko Chile S.A.”

Horacio Marambio Raffo on behalf of the company “Opko Chile S.A.”	Horacio Marambio Raffo en representación de la sociedad “Opko Chile S.A.”

The Disclosure Schedules and Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally any of the omitted schedules upon request by the Securities and Exchange Commission. Following is a list briefly identifying the contents of all omitted schedules and exhibits:

Annex A----------------

Annex B----------------

Annex C----------------

Annex D----------------

Annex E----------------

Schedule 4.5-----------

Schedule 4.9-----------

Schedule 4.8-----------

Schedule 4.11---------

Schedule 4.14(a)------

Schedule 4.15(b)------

Schedule 4.17(a)------

Schedule 4.17(b)------

Schedule 4.17(c)------

Schedule 4.17(e)------

Schedule 4.19---------

Schedule 4.19(ii)-----

Schedule 4.20(a)------

Schedule 4.20(b)-----

Schedule 4.21---------

Schedule 4.23---------

Toll Manufacturing Agreement

Non-compete Agreements

Quota Transfer Deed

Escrow Agreement

Reconocimiento de Deuda y Dación en Pago

Capitalization

Accounts and Notes Receivable and/or Payable

Liabilities

List of 25 most important Clients

Intellectual Property

Real Property

Employment Agreements

List of Employees (Remaining in ALS)

Compensation List

Labor Policies

Material Contracts

Material Contracts under Default

Product and Services

Recall, withdrawal, suspension or seizure of any Product

Related Parties

Compliance with Laws

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